                           GAMING FACILITY MANAGEMENT
                                    AGREEMENT
                                      AMONG
                           THE ST. REGIS MOHAWK TRIBE,
                       ST. REGIS MOHAWK GAMING AUTHORITY,
                                       AND
                             MOHAWK MANAGEMENT, LLC

                                TABLE OF CONTENTS


1.    Recitals and Conditions Precedent                                      1

2.    Definitions                                                            2

            Authority                                                        2

            Authority's Representatives                                      2

            Bureau of Indian Affairs                                         2

            Cash Maintenance Account                                         2

            Class II Gaming                                                  2

            Class III Gaming                                                 2

            Collateral Agreement                                             2

            Compact                                                          3

            Depository Account                                               3

            Developer                                                        3

            Development and Construction Agreement                           3

            Development Business Board                                       3

            Effective Date                                                   3

            Financing Agreements                                             3

            Furniture, Trade Fixtures, and Equipment                         3

            Gaming                                                           3

            Gaming Authority Charter                                         3

            Gaming Enterprise                                                3

            Gaming Enterprise Personnel Policies                             4

            Gaming Facility                                                  4

            General Manager                                                  4

            Generally Accepted Accounting Principles                         4

            Gross Gaming Revenue Win                                         4

            Gross Revenues                                                   4




            IGRA                                                             5

            Indebtedness                                                     5

            Independent Financial Advisor                                    5

            Indian                                                           5

            Interest and Excess Cash Flow Account                            5

            Land Purchase Agreement                                          5

            Legal Requirements                                               5

            Management Board                                                 5

            Management Business Board                                        5

            Manager's Representative                                         5

            Member of the Tribal Government                                  5

            Memorandum of Understanding                                      5

            Minimum Balance                                                  6

            Minimum Priority Payment                                         6

            National Indian Gaming Commission                                6

            Net Revenues                                                     6

            Non-Casino Facility                                              6

            Operating Expenses                                               6

            Person                                                           7

            Phase I                                                          7

            Phase I Commencement Date                                        7

            Phase II                                                         7

            Phase II Commencement Date                                       7

            Project Costs                                                    7

            Promotional Allowances                                           7

            Property                                                         8

            Relative                                                         8


            Senior Secured Note Indenture                                    8

            Senior Secured Notes                                             8

            Shared Facilities Agreement                                      8

            Trade Fixtures                                                   8

            Tribal Gaming Ordinance                                          8

            Tribe                                                            8

            Trustee                                                          8

3.    Covenants                                                              9

      3.1   Engagement of Manager                                            9

      3.2   Term                                                             9

      3.3   Establishment and Operation of
              Management Business Board                                      9

      3.4   Manager's Compliance With Law: Licenses                         10

      3.5   Tribe's Amendments to Tribal Gaming Ordinance                   10

      3.6   Management Fee                                                  10

4.    Business and Affairs in Connection with                               11
      Gaming Enterprise

      4.1   Manager's Authority and Responsibility                          11

            4.1.1       Selection of General Manager                        11

            4.1.2       Removal of General Manager                          11

            4.1.3       Interim General Manager                             11

      4.2   Duties of the Manager                                           12

            4.2.1       Management                                          12

            4.2.2       Compliance                                          12

            4.2.3       Required Filings                                    14

            4.2.4       Contracts in Authority's Name and                   14
                          at Arm's Length

            4.2.5       Financing                                           14

            4.2.6       Operating Capital                                   15



            4.2.7       Compliance With Material Agreements                 15

      4.3   Security and Surveillance                                       15

      4.4   Damage, Condemnation or Impossibility                           15
              of the Gaming Enterprise

            4.4.1       Recommencement of Operations                        16

            4.4.2       Repair or Replacement                               16

            4.4.3       Other Business Purposes                             17

            4.4.4       Cessation Of Gaming                                 17

            4.4.5       Tolling Of the Agreement                            17

      4.5   Alcoholic Beverages and Tobacco Sales                           17

      4.6   Employees                                                       17

            4.6.1     Manager's Responsibility                              17

            4.6.2     Authority's Employees                                 18

            4.6.3     Authority's Inspector(s)                              18

            4.6.4     Indian Employment Preference                          18
                              and Training

            4.6.5       Removal of Employees                                18

      4.7   Marketing and Advertising                                       19

      4.8   Pre-Opening                                                     19

      4.9   Operating Budgets                                               20

      4.10  Capital Budgets                                                 22

      4.11  Capital Replacements                                            22

      4.12  Contracting                                                     23

      4.13  Determination of Qualifications and Compensation                23

      4.14  Litigation                                                      23

      4.15  Employee Background Investigations                              24

      4.16  Gaming Enterprise Personnel Policies                            24

      4.17  No Manager Wages or Salaries                                    24



      4.18  Internal Control Systems                                        25

      4.19  Bank Accounts                                                   25

      4.20  Daily Deposits to Depository Account                            26

      4.21  Disbursement Account                                            26

      4.22  No Cash Disbursements                                           26

      4.23  Petty Cash Fund                                                 26

      4.24  Transfers Between Accounts                                      26

      4.25  Insurance                                                       27

            4.25.1                                                          27

            4.25.2                                                          27

            4.25.3                                                          27

            4.25.4                                                          27

            4.25.5                                                          27

            4.25.6                                                          28

            4.25.7                                                          28

            4.25.8                                                          28

            4.25.9      Waiver of Subrogation                               29

      4.26  Accounting and Books of Account                                 29

            4.26.1    Statements and Audits                                 29

            4.26.2    Books of Account                                      29

            4.26.3    Accounting Standards                                  30

            4.26.4    Depreciation Schedules                                30

5.    Liens                                                                 30

6.    Management Fee, Reimbursement and Disbursement,                       31
        Financing Guarantee, Funding and Buy Out Option

      6.1   Authorization for Payment of Management                         31
              Fee by Manager

      6.2   Disbursements                                                   31



      6.3   Adjustment to Bank Account                                      31

      6.4   Payment of Fees and Authority Disbursement                      31

            6.4.1 Subordination Provisions                                  33

      6.5   Operative Dates                                                 35

      6.6   Payment of Net Revenues                                         35

      6.7   Total Recoupment for Development Costs                          35

7.    General Provisions                                                    35

      7.1    Notice                                                         35

      7.2    Authorization                                                  36

      7.3    Relationship                                                   37

      7.4   Manager's Contractual Authority                                 37

      7.5   Further Actions                                                 37

            7.5.1    Fire and Safety                                        37

            7.5.2    Taxes                                                  37

            7.5.3    Governing Law                                          36

            7.5.4       National Environmental Policy Act                   38

      7.6   Defense                                                         38

      7.7   Indemnity                                                       38

      7.8   Waivers                                                         39

      7.9   Captions                                                        39

      7.10  Severability                                                    39

      7.11  Interest                                                        39

      7.12  Reimbursement                                                   39

      7.13  Third Party Beneficiary                                         40

      7.14  Brokerage                                                       40

      7.15  Survival of Covenants                                           40

      7.16  Estoppel Certificate                                            40






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


      7.17  Periods of Time                                                 40

      7.18  Preparation of Agreement                                        40

      7.19  Exhibits                                                        40

      7.20  Non-Assignability                                               41

      7.21  Confidential Information                                        41

      7.22  Patron Dispute Resolution                                       42

      7.23  Modification                                                    42

8.    Warranties                                                            42

      8.1   Preservation of Agreement                                       42

      8.2   Non-Interference in Tribal Affairs                              42

      8.3   Prohibition of Payments to Members of                           42
              Tribal Government or Authority

      8.4   Prohibition of Hiring Members of                                43
              Tribal's Government or Authority

      8.5   Prohibition of Financial Interest                               43
              in Gaming Enterprises

      8.6   Tribal Taxes                                                    43

9.    Grounds for Termination                                               44

      9.1   Voluntary Termination and Termination for cause                 44

      9.2   Voluntary Termination                                           44

      9.3   Termination for Cause                                           44

            9.3.1       By Either Party                                     44

            9.3.2       By the Authority                                    44

            9.3.3       Rights Upon Termination                             45

            9.3.4       No Election of Remedies                             45

      9.4   Involuntary Termination Due to Changes                          46
              in Legal Requirements

      9.5   Manager's Right to Terminate Agreement                          46

      9.6   Consequences of Termination for Manager's Breach                46




      9.7   Consequences of Termination for Authority's Breach              47

10.   Conclusion of the Management Term                                     47

      10.1  Transition                                                      47

      10.2  Undistributed Net Revenues                                      47

11.   Consents and approvals                                                48

      11.1  Authority                                                       48

      11.2  Manager                                                         48

12.   Disclosures                                                           48

      12.1  Partners and Affiliates                                         48

      12.2  Criminal and Credit Investigation                               48

      12.3  Disclosure Amendments                                           49

      12.4  Breach of Manager Warranties and Agreements                     49

13.   Recordation                                                           49

14.   Authority to Execute                                                  49

15.   No Present Lien, Lease or Joint Venture                               49

16.   Dispute Resolution                                                    50

      16.1  Consent to Suit                                                 50

            16.1.1      Arbitration                                         50

            16.1.2      Choice of Law                                       51

            16.1.3      Place of Hearing                                    51

            16.1.4      Confidentiality                                     51

      16.2  Limitation of Actions                                           51

            16.2.1      Damages                                             51

            16.2.2      Consents and Approvals                              51

            16.2.3      Injunctive Relief and Specific Performance          52

            16.2.4      Action to Compel Arbitration                        52

            16.2.5      Action to Preserve the Status Quo                   52
                          During Disputes



      16.3  Limitation of Liability                                         52

17.   Time is of the Essence                                                52

18.   Authority's Assets                                                    52

19.   Notice Provision                                                      52

20.   Performance During Disputes                                           52

21.   Marks                                                                 53

      21.1  Authority's Marks                                               53

      21.2. Manager's Marks                                                 54

22.   Execution in Counterpart Originals                                    55

23.   Gaming Enterprise Name                                                55

24.   Intent to Negotiate New Agreement                                     55

25.   Entire Agreement                                                      55

26.   Government Savings Clause                                             55

27.   Reasonableness                                                        56


EXHIBITS

A.    Legal Description of the Property

B.    List of Members of Mohawk Management, L.L.C.

C. Policies and Procedures for Resolution of Disputes Between Manager and Customers

D.    Policies and Procedures for Personnel Disputes

E.    List of Tribal Holidays

                                 GAMING FACILITY
                              MANAGEMENT AGREEMENT

      THIS GAMING FACILITY MANAGEMENT AGREEMENT has been entered into July 31, 1996, by and among the ST. REGIS MOHAWK GAMING AUTHORITY (the "Authority"), and its permitted successors and assigns, MOHAWK MANAGEMENT, L.L.C., a New York limited liability company, ("the Manager"), and its permitted successors and assigns, and the ST. REGIS MOHAWK TRIBE (the "Tribe") for the limited purposes stated in sections 3.5 and 4.2.2 and Articles 8 and 16.

1.    Recitals and Conditions Precedent.

      WHEREAS, the Tribe is an Indian Tribe which possesses governmental power over its tribal lands and is acknowledged as such by the United States; and

      WHEREAS, the United States Congress enacted the Indian Gaming Regulatory Act ("IGRA") to promote tribal economic development, tribal self-sufficiency, and strong tribal governments; and

      WHEREAS, the Tribe has entered into a Class III gaming compact with the State of New York, and that compact was approved by the United States Secretary of the Interior on December 4, 1993, to govern the conduct of Class III gaming on tribal lands; and

      WHEREAS, it is the objective of the Tribe to extend its tribal gaming operations to provide employment, for its members and improve the social, economic, educational, and health services for its members and the community; and

      WHEREAS, Catskill Development, L.L.C., proposes to convey legal title to approximately 30 acres of land in Monticello, New York to the United States of America in trust for the St. Regis Mohawk Tribe; and

      WHEREAS, the Sullivan County community surrounding such land is very positive about and strongly supportive of the Tribe's plan to develop such land and to conduct gaming upon such land; and

      WHEREAS, the Tribe has established the Authority, an instrumentality of the Tribe, to which the Tribe has assigned its authority over the development and conduct of gaming on the land in Monticello, New York, to be conveyed to the United States in trust for the Tribe, including the authority to enter into agreements for the financing, development and construction, and operation of a casino on such land; and

      WHEREAS, the development of the Gaming Enterprise require a significant capital investment; and

      WHEREAS, the Authority seeks technical and financial expertise to manage the Gaming Enterprise and is desirous of employing a firm with the appropriate management and business expertise to manage the Gaming Enterprise; and

      WHEREAS, Manager meets the Authority's standard in terms of expertise, experience and ability to assist the Authority in obtaining financing to construct and develop the Gaming Enterprise and thereafter to manage, operate, and maintain the Gaming Enterprise as well as instructing the Authority and others in the operation of a first-class gaming facility;

      NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

      1.5 This Agreement is entered into pursuant to the Indian Gaming Regulatory Act of 1988, PL 100-497, 25 U.S.C. 2701, et seq, (herein after "IGRA").

2. DEFINITIONS. As they are used in this Agreement, the terms listed below shall have the meaning assigned to them in this Section:

      "AUTHORITY" shall mean the St. Regis Mohawk Gaming Authority.

      "AUTHORITY'S REPRESENTATIVES" shall mean the persons designated by the Authority to sit on the Management Business Board. The Authority's Representatives shall serve as the liaisons between the Authority and the Manager during the term of this Agreement.

      "BUREAU OF INDIAN AFFAIRS" or "B.I.A." is the Bureau of Indian Affairs of the Department of the Interior of the United States of America.

      "CASH MAINTENANCE ACCOUNT" means the cash collateral account required to be established by the Senior Secured Note Indenture.

      "CLASS II GAMING" shall mean Class II Gaming as defined in IGRA.

      "CLASS III GAMING" shall mean Class III Gaming as defined in IGRA.

      "COLLATERAL AGREEMENT" shall mean other agreements between the parties as defined by 25 C.F.R 'SS'502.5.

      "COMPACT" shall mean the tribal-state Compact, and any amendments or modifications thereto, entered into between the Tribe and the State of New York pursuant to IGRA, or such other Compact as may be substituted therefor.

      "DEPOSITORY ACCOUNT" shall mean that certain depository account established by Manager for the benefit of the Authority pursuant to Section 4.20 hereof.

      "DEVELOPER" shall mean Monticello Raceway Development Company, L.L.C.

      "DEVELOPMENT AND CONSTRUCTION AGREEMENT" shall mean that certain Development and Construction Agreement of even date, by and among Developer, the Authority, and the Tribe for the limited purposes, set forth therein, providing the terms under which Developer will develop the Gaming Facility, including without limitation, design, construction and furnishing and equipping same.

      "DEVELOPMENT BUSINESS BOARD" is the committee of that name created by

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

the Development and Construction Agreement.

      "EFFECTIVE DATE" shall mean the date on which written approval of this Agreement is granted by the Chairman of the NIGC. The parties agree to cooperate and to use their best efforts to satisfy the above condition at the earliest possible date.

      "FINANCING AGREEMENTS" shall mean the Senior Secured Note Indenture, the Senior Secured Notes, and any other related or collateral agreement and the exhibits and schedules thereto by which funds are advanced to the Authority the proceeds of which are to be used exclusively to purchase the Property, develop, design, construct, furnish, equip and provide start-up and working capital for the Gaming Enterprise and to make certain renovations, improvements or alterations to the Non-Casino Facility.

      "FURNITURE, TRADE FIXTURES, AND EQUIPMENT" shall mean all furniture, trade fixtures and equipment required or used in the operation of the Gaming Enterprise in accordance with the plans and specifications of the Gaming Facility.

      "GAMING" shall mean any and all activities defined as Class II or Class III Gaming under IGRA or authorized under the Compact.

      "GAMING AUTHORITY CHARTER" shall mean the Charter establishing the Authority as enacted by Resolution No. 96-22 of the Tribal Council of the Tribe.

      "GAMING ENTERPRISE" is any commercial enterprise of the Authority authorized by the IGRA and/or the Compact and operated and managed by Manager on the Property in accordance with the terms and conditions of this Agreement to engage in Gaming; and any other lawful commercial activity related to Gaming allowed in the Gaming Facility including, but not limited to, Automatic Teller Machines, and, subject to any limitations contained in the Memorandum of Understanding, the sale for individual consumption of food, beverages, tobacco, gifts and souvenirs, but excluding any franchised or licensed vendors paying a fee to the Gaming Enterprise. It is acknowledged and agreed to by the parties hereto that "Gaming Enterprise" shall exclude any wagering activities related to the outcome of any racetrack or racing contest conducted off the Property. The Gaming Enterprise includes any building or accommodation used for Gaming on the Property and related on-site retail sales on the Property. The Authority shall have the sole proprietary interest in and responsibility for the conduct of all Gaming conducted by the Gaming Enterprise, subject to the rights and responsibilities of the Manager under this Agreement.

      "GAMING ENTERPRISE PERSONNEL POLICIES" shall mean the policies and procedures established pursuant to section 4.16 herein.

      "GAMING FACILITY" shall mean the buildings, improvements, and fixtures, now or hereafter located on the Property within which the Gaming Enterprise will be housed.

      "GENERAL MANAGER" shall mean the individual employed by the Manager to direct the operation of the Gaming Facility.

      "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" or "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.

      "GROSS GAMING REVENUE WIN" or "WIN" shall mean the net win from Gaming activities which is the difference between Gaming wins and losses before deducting costs and expenses, determined in accordance with GAAP consistently applied.

      "GROSS REVENUES" shall mean all revenues of any nature derived directly or indirectly from the Gaming Enterprise including, without limitation, gross gaming win, interest, distributions, or dividends earned on bank accounts and investments, food and beverage sales and other rental or other receipts from lessees, sublessees, licensees and concessionaires (but not the gross receipts of such lessees, sublessees, licensees or concessionaires), and revenue recorded for Promotional Allowances, determined in accordance with GAAP consistently applied.

      "IGRA" shall mean the Indian Gaming Regulatory Act of 1988, PL 100-497, 25 U.S.C. 2701 et seq. as it may, from time to time, be amended.

      "INDEBTEDNESS" shall have the meaning as set forth in the Senior Secured
Note Indenture.

      "INDEPENDENT FINANCIAL ADVISOR" shall mean an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the judgment of the Management Business Board, (i) qualified to perform the task for which it has been engaged and (ii) disinterested and independent with respect to the Authority and the Manager.

      "INDIAN" shall mean any member of a federally recognized Indian Tribe or of a Mohawk Tribe recognized by the government of Canada, and certified as such by the Authority to the Manager.

      "INTEREST AND EXCESS CASH FLOW ACCOUNT" shall have the meaning as set forth in the Senior Secured Note Indenture.

      "LAND PURCHASE AGREEMENT" shall mean that certain Land Purchase Agreement, dated of even date herewith between Catskill Development, L.L.C. and the Authority, by which Catskill Development, L.L.C. shall convey the Property to the United States to be held in trust for the benefit of the Tribe.

      "LEGAL REQUIREMENTS" shall mean singularly and collectively, the Compact, IGRA, the Memorandum of Understanding, all applicable laws, rules and regulations of the Tribe, including, without limitation, the Tribal Gaming Ordinance, and all other applicable federal and New York laws.

      "MANAGEMENT BOARD" is the Management Board of the Authority.

      "MANAGEMENT BUSINESS BOARD" is the committee created by section 3.3 of this Agreement.

      "MANAGER'S REPRESENTATIVE" shall mean the persons designated by the Manager to sit on the Management Business Board. The Manager's Representatives shall serve as the liaisons between the Manager and the Authority during the term of the Agreement.

      "MEMBER OF THE TRIBAL GOVERNMENT" shall mean any member of the Tribal Council of the Tribe, or of the Management Board of the Authority, and any Tribal court official with jurisdiction on the Property or over the Gaming Enterprise.

      "MEMORANDUM OF UNDERSTANDING" shall mean the Memorandum of Understanding by and between the Sullivan County Casino Gaming Advisory Board (the Sullivan County Boards) and the Tribe, dated April 29, 1996, the Addendum thereto dated May 23, 1996, and any agreements implementing such Memorandum of Understanding and Addendum between the Tribe and/or Authority and the Sullivan County Board and/or local governing bodies.

      "MINIMUM BALANCE" shall mean that sum of money agreed to by the Management Business Board to be maintained in the Gaming Enterprise bank account(s) to serve as working capital for Gaming Facility operations. The Minimum Balance may be adjusted by the Management Business Board at any time and from time to time in accordance with reasonable and prudent business practices.

      "MINIMUM PRIORITY PAYMENT" shall mean the amount to be paid to the Authority as provided in Section 6.4 (First) of this Agreement.

      "NATIONAL INDIAN GAMING COMMISSION" or "NIGC" is the commission established pursuant to 25 U.S.C. 'SS' 2704.

      "NET REVENUES shall mean Gross Revenues of the Gaming Enterprise from all sources, less all related Operating Expenses, excluding the Management Fee, and less the retail value of Promotional Allowances and less the following revenues actually received by the Gaming Enterprise and included in Gross Revenues: (i) any gratuities or service charges added to a customer's bill; (ii) any credits or refunds made to customers, guests or patrons; (iii) any sums and credits received by the Gaming Enterprise for lost or damaged merchandise; (iv) any sales, excise, gross receipt, admission, entertainment, tourist or other taxes or charges (or assessments equivalent thereto, or payments made in lieu thereof) which are received from patrons and passed on to a governmental or quasi-governmental entity; (v) any proceeds from the sale or other disposition of furnishings and equipment or other capital assets; (vi) any fire and extended coverage insurance proceeds other than for business interruption; (vii) any condemnation awards other than for temporary condemnation; and (viii) any proceeds of financing or refinancing, all as determined in accordance with GAAP consistently applied and 25 U.S.C. 'SS' 2703
(9).

      "NON-CASINO FACILITY" shall mean all buildings, fixtures and improvements located on land adjacent to the Property owned by Catskill Development, L.L.C., or any of its affiliates, and used in connection with any parimutuel wagering activities and other similar activities related, directly or indirectly, to the Monticello Racetrack and any ancillary activities thereto.

      "OPERATING EXPENSES" shall mean expenses of the operation of the Gaming Enterprise determined in accordance with GAAP, consistently applied. Operating Expenses shall include, without limitation: (i) all accrued interest expense (whether or not distributed and whether or not deposited including deposits into the Interest and Excess Cash Flow Account as that term is defined in the Senior Secured Note Indenture) with respect to interest on the Senior Secured Notes;
(ii) depreciation and amortization expense; (iii) any bond premium incurred pursuant to the Senior Secured Note Indenture; (iv) payments required pursuant to the Memorandum of Understanding; and (v) payments required pursuant to any agreement with the State of New York.

      "PERSON" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

      "PHASE I" shall mean the initial period of operation of the Gaming Enterprise, utilizing existing facilities with minimal structural adaptation. The parties anticipate Phase I to last two years, pending completion of development and construction of the permanent Gaming Facility.

      "PHASE I COMMENCEMENT DATE" shall mean the first date that the Gaming Enterprise is open to the public and Gaming is being conducted at the Property on a temporary interim basis.

      "PHASE II" shall mean the operation of the Gaming Enterprise in the fully completed Gaming Facility; the parties intend for this phase to run from the Phase II Commencement Date through the term of the Agreement.

      "PHASE II COMMENCEMENT DATE" shall mean the first date that the Gaming Facility is fully Completed (as that term is defined in the Senior Secured Note Indenture), open to the public and that Gaming is being conducted in the Gaming Facility on a non-temporary basis, pursuant to the terms of this Agreement. The Manager shall memorialize the Phase II Commencement Date in a writing signed by the Manager and the Authority and delivered to the NIGC and to the BIA Area Director, Eastern Area Office.

      "PROJECT COSTS" means the sum of: (i) all so-called "hard" and "soft" costs incurred in developing, designing, constructing, equipping and furnishing the Gaming Facility, and making certain renovations, improvements or alterations to the Non-Casino Facility, including, without limitation, any costs related to land acquisition, professional services, pre-opening costs, and initial operating capital for the Gaming Enterprise; (ii) all start up and operating costs of the Gaming Authority until the Phase I Commencement Date; and
(iii) all financing fees and expenses, additional start-up fees in connection with Phase II, interest payments and any scheduled principal payments, prior to the Phase II Commencement Date; provided that all Project Costs shall be allocated in accordance with GAAP, consistently applied.

      "PROMOTIONAL ALLOWANCES" shall mean the retail value of any transportation, complimentary accommodations at local hotels, food, beverages, merchandise, chips, tokens, shows, or services provided to patrons for promotional purposes.

      "PROPERTY" shall mean the parcel of land described in Exhibit A, or such other parcel, approved by the Authority, and Catskill Development, L.L.C., to be held by the United States of America in trust for the Tribe and upon which the Gaming Enterprise is to be conducted.

      "RELATIVE" shall mean an individual residing in the same household and who is related as a spouse, father, mother, sister, brother, son or daughter of the other person.

      "SENIOR SECURED NOTE INDENTURE" means that certain Indenture by and among the Authority, the Tribe, and the Trustee, pursuant to which the Senior Secured Notes are issued.

      "SENIOR SECURED NOTES" means the Authority's Series A Senior Secured Notes and Series B Senior Secured Notes, if any, issued by the Authority pursuant to the Senior Secured Note Indenture.

      "SHARED FACILITIES AGREEMENT" shall mean that certain Shared Facilities Agreement by and between the Authority and Catskill Development, L.L.C. with respect to the maintenance, repair and operation of the Gaming Facility and the Non-Casino Facility.

      "TRADE FIXTURES" shall mean those fixtures or equipment attached to the building in which the Gaming Enterprise shall be conducted, which are used to conduct, support or facilitate the conduct of Gaming, and including, but not limited to: gaming machines, gaming tables, gaming equipment cabinets, coin, cash and chip counting machines, computers, computer monitors and related equipment, cash registers, safes, surveillance equipment, television cameras, monitors and recorders, audio and musical instruments, equipment and speakers, and stoves, ovens, cabinets, refrigerators, freezers, and other kitchen equipment. Decorative fixtures, railings, lights, flooring, plumbing fixtures, sinks, toilets, and all other real property fixtures are not Trade Fixtures and shall not be subject to any lien or encumbrance.

      "TRIBAL GAMING ORDINANCE" shall mean the St. Regis Mohawk Tribal Gaming Ordinance adopted by Resolution No. 93-102 of the Tribal Council of the Tribe and any amendments, supplements or modifications thereto, and all related or implementing ordinances, which are enacted by the Tribe or the Authority to authorize and regulate Gaming on the Property pursuant to IGRA.

      "TRIBE" shall mean the St. Regis Mohawk Tribe, a federally recognized Indian tribe.

      "TRUSTEE" means the trustee, designated under the Senior Secured Note Indenture.

      3. COVENANTS. In consideration of the mutual covenants contained in this Agreement, the parties agree and covenant as follows:

            3.1 ENGAGEMENT OF MANAGER. The Authority hereby retains and engages Manager as its agent for the purposes of carrying out its duties under this Agreement including managing the Gaming Enterprise and training employees of the Gaming Enterprise in the management of the Gaming Enterprise. Subject to the terms of this Agreement, the foregoing is intended to grant Manager the exclusive right to manage the Gaming Enterprise during the Term. Nothing contained herein grants or is intended to grant Manager a titled interest to the Gaming Facility or to the Gaming Enterprise. The Manager hereby accepts such retention and engagement and promises to use its reasonable best efforts to promote and manage the Gaming Enterprise and to train the Authority and others as aforesaid.

      3.2 TERM. This Agreement shall become effective on the Effective Date. The term ("Term") of this Agreement shall begin on the Phase I Commencement Date and continue for a period of seven (7) years, unless sooner terminated by either party in accordance with the provisions of this Agreement, provided that the Term shall not include either (a) the interim, if any, between Phase I and Phase II operation of the Gaming Enterprise, during which no gaming shall be conducted on the Property, or (b) any period of cessation of Gaming on the Property during which the Term is tolled pursuant to Section 4.4.5 of this Agreement.

      3.3 ESTABLISHMENT AND OPERATION OF MANAGEMENT, BUSINESS BOARD. The Management Business Board is a committee which shall consist of four representatives, two of whom are appointed by the Authority and two of whom are appointed by the Manager. The Manager shall designate as its representatives to the Management Business Board the same persons who represent the Developer on the Development Business Board established by the Development and Construction Agreement. The Authority shall designate as its representatives to the Management Business Board the same persons who represent it on the Development Business Board. Either party may change its representatives to the Management Business Board at any time, provided that this Section 3.3 is complied with, and that notice is provided pursuant to Section 7. The Authority and the Manager may designate a proxy to act on behalf of a named representative to act in the absence of such representative to the Management Business Board, provided that such designation be in writing by, in the case of the Authority, its Chairman, or in the case of the Manager, its managing director, and that notice of such designation be provided pursuant to section 7.1 of this Agreement. Such proxy shall have the full authority to act, vote or consent on behalf of such representative. Except as otherwise expressly provided in this Agreement, in order to be effective, any action of the Management Business Board must be the result of agreement by at least three members of the Management Business Board or designees. The parties hereby agree to ensure that their respect, i.e., representatives to the Management Business Board shall cooperate fully and shall try to reach agreement or compromise on all matters before the Management Business Board. In the event such agreement cannot be reached, the appropriate action shall be determined in the manner provided in Article XVI.

      3.4 MANAGER'S COMPLIANCE WITH LAW; LICENSES. The Manager covenants that it will at all times comply in all material respects with all Legal Requirements, including the Tribal Gaming Ordinance, the IGRA, the Compact, applicable New York statutes, applicable Federal law, and any licenses issued under any of the foregoing. The Manager, Manager's executive officers, and all other persons required by applicable law shall be licensed to operate the Gaming Enterprise pursuant to the Tribal Gaming Ordinance. The Authority shall not unreasonably withhold, withdraw, qualify or condition such licenses, provided however, that the Authority may assess license fees reflecting reasonable regulatory costs incurred by the Authority solely in connection with the Gaming Enterprise.

      3.5 TRIBE'S AMENDMENTS TO TRIBAL GAMING ORDINANCE. The Tribe and the Authority covenant that any amendments made to the Tribal Gaming Ordinance will be a legitimate effort to ensure that Gaming is conducted in a manner that adequately protects the environment, the public health and safety, or the integrity of the Gaming Enterprise. The Tribe and the Authority further covenant that any amendments to the Tribal Gaming Ordinance will comply with the foregoing standard. Except as required by State or federal law, the Tribe and the Authority will not adopt any amendments to the Tribal Gaming Ordinance that would (a) materially increase Manager's obligations hereunder; (b) result in a material reduction in the amount of the Management Fee payable to Manager absent such amendment to the Tribal Gaming Ordinance; or (c) have any other material adverse effect on the Manager's rights under this Agreement, the Financing Agreements, the Developer's rights under the Development and Construction Agreement, or any other document executed by the parties related thereto, provided that nothing herein shall prevent the Authority from assessing license fees reflecting reasonable regulatory costs incurred by the Authority. The Authority shall give Manager notice and a copy of the full text of any proposed amendment to the Tribal Gaming Ordinance at least 14 days before any such amendment will go into effect, but failure to give such notice shall not affect the validity or enforceability of such amendment.

      3.6 MANAGEMENT FEE. The Authority agrees to pay the Manager a fee (the "Management Fee") equal to 35% of Net Revenues. Such fee shall be paid pursuant to Section 6 of this Agreement.

      The Management Fee shall be calculated as described in this Section 3.6 and shall be paid monthly as provided by Section 6.1 of this Agreement.

4.    BUSINESS AND AFFAIRS IN ENTERPRISE.

      4.1 MANAGER'S AUTHORITY AND RESPONSIBILITY. All business and affairs in connection with the day-to-day operation, management and maintenance of the Gaming Enterprise and the Gaming Facility, including the establishment of operating days and hours, shall be the exclusive responsibility of the Manager. The Manager shall select a General Manager on or before a date which is at least sixty (60) days prior to the commencement of operation of Phase I. The General Manager shall be an employee of the Gaming Enterprise. The Manager is hereby granted all power and authority which is necessary or appropriate to act, through the General Manager, in order to fulfill its responsibilities under this Agreement. Manager agrees to employ prudent and commercially reasonable management practices, including competitive selection of goods and services where appropriate.

            4.1.1 SELECTION OF GENERAL MANAGER. The General Manager shall be proposed by the Manager, and his appointment shall be subject to approval by the Management Business Board, provided that such approval must be by unanimous vote of the four members of the Management Business Board. The Manager shall exercise its reasonable best efforts to promptly propose the General Manager, including any replacement General Manager, and to obtain Management Business Board approval.

            4.1.2 REMOVAL OF GENERAL MANAGER. The General Manager may be removed, with or without Cause (hereafter defined), by an affirmative vote of three members of the Management Business Board. In addition, the General Manager shall be removed if Cause exists for his removal and the Authority's Representatives request his removal in writing, specifying such Cause, provided that, "Cause" for the purposes of this Section shall be limited to the following: (a) the General Manager shall have been convicted or indicted for any federal or state felony involving moral turpitude or any federal or state gaming offense; (b) the removal of the General Manager is required by the NIGC or its Chairman in order to avoid termination of this Agreement; or (c) the General Manager has knowingly and willfully provided materially important false or misleading statements or information to the NIGC or the Authority.

            4.1.3 INTERIM GENERAL MANAGER. In the event that the General Manager's position is vacant, until such time as the Management Business Board approves a General Manager, the Manager may appoint an interim General Manager.

      4.2 DUTIES OF THE MANAGER. In managing, operating, maintaining and repairing the Gaming Enterprise and the Gaming Facility, the Manager's duties shall include, without limitation, the following:

           4.2.1

      MANAGEMENT. The Manager shall use prudent and commercially reasonable measures for the orderly administration, management, and operation of the Gaming Enterprise and the Gaming Facility.

           4.2.2

      COMPLIANCE. The Manager shall comply in all material respects with all present and future statutes, regulations and ordinances of the Tribe and the Authority.

      Except with the consent of the Management Business Board or as required by federal or state law, the Tribe shall not and the Authority shall not, and shall not permit any of their respective representatives, political subunits or councils, agencies or instrumentalities, to, directly or indirectly, (i) increase or impose any tax, levy, or other monetary payment or reimbursement obligation on the Gaming Enterprise (except for licensing fees and the reasonable costs and expenses of investigations for tribal gaming licenses as permitted in this Agreement) or on any patrons of the Gaming Enterprise, or on any activity at the Gaming Enterprise (gaming or otherwise) , other than any payments due under any agreement in effect on the Effective Date or any such payments that are not materially adverse to the economic interests of the Manager; (ii) amend the terms of the Financing Agreements in any material manner that would be materially adverse to the economic interests of the Manager; (iii) take any other action, enter into any agreement or enact any ordinance, law, rule or regulation that would, directly or indirectly, have a material adverse economic effect on the Manager's rights hereunder, materially reduce the Management Fee otherwise payable hereunder or materially increase the Manager's obligations hereunder; or (iv) violate the Indian Civil Rights Act (25 U.S.C. SS 1301-1303). Prior to any changes in the Tribe's or the Authority's land use or zoning regulations or ordinances applicable to the Property during the Term of this Agreement, the Manager and the Tribe and/or the Authority shall jointly determine whether the Property shall be exempt from such changes. In addition, except as specifically provided in this Agreement, the Tribe shall not, and shall not permit the Authority or any of the Tribe's representatives, political subunits or councils, agencies, instrumentalities to, directly or indirectly, impose, levy, tax or otherwise make any charge on the Management Fee, unless such levy, tax, or charge is reimbursed in full.

      If the Tribe takes action to comply with federal or state law that would otherwise violate the foregoing paragraph, the Tribe will give notice to the Manager of such action and, to the extent practicable, the Tribe shall give the Manager at least 30 days prior written notice of any such action.

      The Tribe will not permit or incur any consensual liability of the Tribe (or of any other instrumentality or subunit of the Tribe) that is a legal obligation of the Authority (except if payable solely from the Authority's distribution of Net Revenues), or for which the Authority's assets (other than the Authority's distribution of Net Revenues) may be bound, other than a liability that the Authority is permitted or not prohibited from incurring on its own behalf under this Agreement. Without the consent of the Management Business Board, neither the Authority nor the Manager shall incur any liability that is not consistent with the annual budget or incur any material indebtedness which shall directly or indirectly become an Operating Expense, except nothing herein shall limit the power of the Tribe to assess the licensing fees permitted under this Agreement.

      The Tribe will not, pursuant to or within the meaning of any bankruptcy law, appoint or consent to the appointment of a custodian of the Authority or for all or substantially all of the property of the Authority that has the effect of staying, repudiating, or terminating this contract, or removing the Manager.

      The Tribe agrees that it will not enact any bankruptcy law or similar law for the relief of debtors that would impair, limit, restrict, delay, or otherwise materially adversely affect any of the rights and remedies of the Manager provided in this Agreement.

      The Tribe agrees that it will not, and will not permit the Authority or any of the Tribe's representatives, political subunits, agencies, instrumentalities or councils to, exercise any power of eminent domain over the Property (other than any such exercise that would not materially adversely affect the economic rights and benefits of the Manager).

      The Tribe agrees that the Authority shall have sole and exclusive jurisdiction to operate any Gaming enterprise on behalf of the Tribe or any political subunit thereof on the Property.

      Nothing in this Section shall limit or restrict the sovereign right of the Tribe to enact laws, regulations or ordinances that do not affect the Gaming Enterprise or the rights and benefits of the Manager hereunder or otherwise in a manner that does not violate this Section.

           4.2.3

      REQUIRED FILINGS. The Manager shall comply with all applicable provisions of the Internal Revenue Code including, but not limited to, the prompt filing of any cash transaction reports and W-2G reports that may be required by the Internal Revenue Service of the United States or under the Compact.

           4.2.4

      CONTRACTS IN AUTHORITY'S NAME AND AT ARM'S LENGTH. Contracts for the operation of the Gaming Enterprise shall be negotiated by the Manager and shall be entered into on behalf of and in the name of the Authority and signed by the General Manager. The General Manager may enter into such contracts without the approval of the Management Business Board if the expenditure under such contract is provided for in the annual budget approved by the Management Business Board and is not with a party affiliated with the Manager or its members, officers, or directors. Contracts requiring the expenditure in any fiscal year in excess of $25,000 the expenditure of which is not provided for in the annual budget shall require the approval of the Management Business Board. No contracts for the supply of goods or services to the Gaming Enterprise shall be entered into with parties affiliated with the Manager or its members, managers, officers or directors (an "Affiliate Transaction") unless (a) such Affiliate Transaction is on terms that are no less favorable than those that would have been obtained in a comparable transaction with an unrelated Person, (b) the Manager delivers to the Authority (i) with respect to any Affiliate Transaction involving aggregate payments in excess of $2 million, a resolution adopted by the disinterested member of the Manager approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above and (ii) with respect to any Affiliate Transaction involving aggregate payments in excess of $5 million, a written opinion as to the fairness to the Authority from a financial point of view issued by an Independent Financial Advisor with assets in excess of $1 billion or from a nationally recognized accounting firm, a so-called "big six" accounting firm, and (c) such Affiliate Transaction is approved by the Management Business Board. Prior approval by the Management Business Board of a contract referred to above, shall not be required where the contract is entered into to remedy an immediate threat or danger to persons or property or to the Gaming Enterprise or the conduct of Gaming thereon, provided that the Manager shall promptly thereafter notify all members of the Management Business Board of the nature of the danger or threat and of the contract so executed.

           4.2.3

      FINANCING. The Manager or its affiliates shall assist the Authority in obtaining financing for the Enterprise, including but not limited to financing for the construction and equipping of the Gaming Facility and any additions to or replacement thereof. Any fees associated with this effort which might otherwise be paid by the lender to Manager shall be applied to reduce the principal amount of such financing. This provision shall not apply to the Management Fee payable hereunder or to the Development Fee payable pursuant to the Development and Construction Agreement.

           4.2.6

      OPERATING CAPITAL. All necessary initial capital for the Gaming Enterprise shall be procured by the Authority through proceeds of the Financing Agreements.

           4.2.7

      COMPLIANCE WITH MATERIAL AGREEMENTS. Further, the Manager shall use its reasonable efforts to assist the Authority to comply with the Authority's obligations under all material agreements, including, without limitation, the Financing Agreements, the Land Lease, and the Shared Facilities Agreement; provided, however, that the Manager shall not be liable for any of the Authority's obligations under any such agreements.

      4.3 SECURITY AND SURVEILLANCE. The Manager shall supervise appropriate security and surveillance for the operation of the Gaming Facility. All aspects of Gaming Facility security and surveillance shall be managed and administered by the Manager on behalf of the Authority. Any security officer shall be bonded and insured, either individually or under blanket policies, in an amount commensurate with his or her enforcement duties and obligations. The cost of any charge for fire, ambulance or other emergency public safety services will be an Operating Expense. The members of the Management Business Board and authorized officials of the Authority of which the Manager has been given notice pursuant to this Agreement shall have full 24 hour access to the entire Gaming Facility, including the surveillance room, and to all surveillance tapes and records. All surveillance and security records of any kind, including tapes, computer records and written files, shall be maintained at the Gaming Facility. All costs and expenses incurred in providing appropriate security, surveillance services and related ancillary services for the Gaming Facility shall constitute an Operating Expense. Subject to the provisions of the Compact, nothing herein shall limit the law enforcement authority of the Tribe on the Property.

      4.4 DAMAGE, CONDEMNATION OR IMPOSSIBILITY OF THE GAMING ENTERPRISE. If, during the term of this Agreement, the Gaming Facility is damaged or destroyed by fire, war, or other casualty, or by an Act of God, or is taken by condemnation or sold under the threat of condemnation, or if Gaming on the

Property is prohibited as a result of a decision of a court of competent jurisdiction or by operation of any applicable federal legislation, or if, through no fault of the Manager, the Authority unilaterally and without cause prohibits the Manager from performing its obligations under this Agreement, or if the conduct of Gaming pursuant to this Agreement becomes commercially impracticable in the view of the Management Business Board, subject to the Financing Agreements, the Manager shall have the following options:

           4.4.1

      RECOMMENCEMENT OF OPERATIONS. The Manager shall have the option in its sole discretion to continue its interest in this Agreement and to commence or recommence the operation of Gaming at the Gaming Facility if, at some point during the Term of this Agreement, such commencement or recommencement shall be legally and commercially feasible in the sole judgment of the Manager.

           4.4.2

      REPAIR OR REPLACEMENT. If the Gaming Facility is damaged, destroyed or condemned so that Gaming can no longer be conducted at the Gaming Facility, subject to the terms of the Financing Agreements, the insurance or condemnation proceeds shall, at the option of the Management Business Board, be utilized to restore or replace the Gaming Facility and to reopen the Gaming Enterprise, and the Manager may within 60 days after the casualty, choose to reconstruct the Gaming Facility to a condition at least comparable to that before the casualty occurred. If the Management Business Board elects to reconstruct the Gaming Facility and if the insurance proceeds or condemnation awards are insufficient to reconstruct the Gaming Facility to such condition, the Manager may, in its sole discretion, supply or arrange such additional funds as are necessary to reconstruct the Gaming Facility to such condition and such funds shall, with the prior consent of the Authority and the B.I.A. or NIGC, as appropriate, constitute obligations of the Authority. The principal amount of any such borrowing shall be repayable by the Authority from its share of the Net Revenues of the Gaming Enterprise upon such terms as may be agreed upon by the Authority and the Manager. The interest and other charges (if any) of any such borrowing shall be payable from the Gross Revenues of the Gaming Enterprise as an Operating Expense; provided, however, that the aggregate of any such borrowing (exclusive of interest) together with all other indebtedness for Project Costs shall not exceed FOUR HUNDRED MILLION DOLLARS ($400,000,000). If the insurance proceeds are not used to repair the Gaming Facility, the Authority shall have the sole right to adjust and settle any and all claims for such insurance proceeds or condemnation awards, and such proceeds or award shall be applied first to the amounts due under the Financing Agreements (including principal, interest and premium, if any); second, any other Indebtedness of the Authority and Operating Expenses; third, any undistributed Net Revenues pursuant to
Section 6 of this Agreement; and fourth, any surplus shall be paid over to the Authority. Proceeds of property hazard insurance remaining after all financing obligations are repaid shall belong to the Authority. Proceeds of business interruption insurance shall be included in the Gross Revenues of the Gaming Enterprise.

           4.4.3

      OTHER BUSINESS PURPOSES. The Manager shall allow the Gaming Facility to be used for other purposes reasonably incidental to Gaming, provided the Management Business Board has approved such purposes, which approval shall not be unreasonably withheld, and the Management Business Board shall approve such purposes as set forth in the subdivision application previously submitted to the Village of Monticello. For any purpose other than Gaming, the Manager and the Management Business Board shall obtain all approvals necessary pursuant to the Financing Agreements and under applicable law. Neither the Authority nor the Manager shall conduct any wagering activities on the Property related to the outcome of any racetrack or racing contest.

           4.4.4

      CESSATION OF GAMING. The Manager may, at any time following the cessation of Gaining on the Property, notify the Authority in writing that it is terminating this Agreement, in which case the Manager shall retain any rights to undistributed Net Revenues pursuant to Section 6 of this Agreement, and any rights pursuant to Section 16 of this Agreement. if Manager does not elect to terminate this Agreement, it may take whatever action may be necessary to reduce expenses during such cessation of Gaming on the Property.

           4.4.5

      TOLLING OF THE AGREEMENT. If, after a period of cessation of Gaming on the Property, the recommencement of Gaming is possible, and if the Manager has not terminated this Agreement under the provisions of Section 4.4.4, the period of such cessation shall not be deemed to have been part of the Term of the Agreement and the date of expiration of the Term of the Agreement shall be extended by the number of days of such period of cessation, provided that in no event shall this Agreement be extended pursuant to this provision for more than Five (5) years.

      4.5 ALCOHOLIC BEVERAGES AND TOBACCO SALES. Alcoholic beverages may be served for individual consumption at the Gaming Facility if permissible subject to and in accordance with the Compact, the Authority's licensing requirements, other applicable law and the Memorandum of Understanding.

      Tobacco may be sold for individual consumption at the Gaming Facility subject to and in accordance with the Authority's licensing requirements, other applicable law, and the Memorandum of Understanding.

      4.6  EMPLOYEES.

           4.6.1

      MANAGER'S RESPONSIBILITY. Manager shall have, subject to the terms of this Agreement, the exclusive responsibility and authority to direct the selection, hiring, retention, training, control and discharge of all employees performing regular services for the Gaming Enterprise in connection with the maintenance, operation, and management of the Gaming Enterprise and the Gaming Facility.

           4.6.2

      AUTHORITY'S EMPLOYEES. All employees of the Gaming Enterprise will be employees of the Authority.

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

           4.6.3

      AUTHORITY'S INSPECTOR(S). The Authority shall select a reasonable number of Authority's Inspector(s) ("Authority's Inspectors"), who shall be employed by the Authority and shall have the full access to inspect all aspects of the Gaming Enterprise, including the daily operations of the Gaming Enterprise, and to verify daily Gross Revenues and all income of the Gaming Enterprise, at any time without notice, in a manner which does not hamper or impede the normal course of business. The Authority shall give notice to the Manager of the selection of the Authority's Inspectors in accordance with this Agreement. The General Manager or his or her designee may accompany the Authority's Inspector(s) upon any inspection. The salary and benefits, if any, of the Authority's Inspector(s) and other terms of employment shall be paid by the Authority from the license fees assessed against the Gaming Enterprise pursuant to Section 3.4 hereof. The Authority's Inspector(s) shall report directly to the Authority.

           4.6.4

      INDIAN EMPLOYMENT PREFERENCE AND TRAINING. In order to maximize benefits of the Gaming Enterprise to the Tribe, the Manager shall, during the term of this Agreement, give preference in recruiting, training and employment first to qualified members of the Tribe, and secondly to other qualified Indians. The Manager shall provide training programs for Tribal members. Such training programs shall be available to assist Tribal members in obtaining necessary skills and qualifications relating to all job categories. Notwithstanding anything to the contrary contained in this Agreement, all costs and expenses of any training programs administered or supervised by the Manager shall constitute Operating Expenses of the Gaming Enterprise.

      The Manager shall use its reasonable best efforts to recruit and train Tribal members, including without limitation: providing job fairs for members of the Tribe and clearly specifying in all job advertisements the preference for Tribal members.

           4.6.5

      REMOVAL OF EMPLOYEES. The General Manager will act in accordance with the Gaming Enterprise Personnel Policies with respect to the discharge, demotion or discipline of any Enterprise employee. The Manager shall promptly notify the Authority's Representatives of any such discharge, demotion or discipline. Only the Authority shall have the right to remove the Authority's Inspector(s), subject to any contractual rights of such persons, and the Authority shall promptly notify the Manager of any such removal.

           4.7

      MARKETING AND ADVERTISING. The Manager shall have responsibility to advertise and promote the Gaming Enterprise in accordance with a marketing plan approved by the Management Business Board and subject to the Budget. Manager may participate in sales and promotional campaigns and activities involving Promotional Allowances. Manager, in marketing and advertising the Gaming Facility, and subject to Sections 4.2.4 and 4.6.3, shall have the right to use marketing, transportation, advertising and other employees and services of Manager, its partners, parent and affiliated companies not located at the Gaming Facility.

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

           4.8

      PRE-OPENING. (a) No later than sixty (60) days prior to the Phase I Commencement Date, Manager shall commence implementation of a pre-opening program for Phase I which shall include all activities necessary to operationally prepare the Gaming Facility for the conduct of Gaming on a limited interim basis until the Gaming Facility is fully Operating. To implement such pre-opening program, manager shall prepare a comprehensive pre-opening Phase I budget which shall be submitted to the Management Business Board for its approval within sixty (60) days after the Effective Date ("Pre- Opening Budget"). All costs and expenses of the pre-opening program shall be paid from a special bank account(s) opened by manager in the name of, and on behalf of, the Authority upon which only Manager shall be authorized to draw ("Pre-Opening Phase I Bank Account(s)"). After all pre-opening expenses for Phase I have been paid, the balance in the Pre-Opening Phase I Bank Account(s) shall be transferred to the Depository Account and the Pre-Opening Phase I Bank Account(s) closed.

      Beginning on the Effective Date of this Agreement, and ending on the Phase I Commencement Date, the Manager shall make a monthly administrative payment of $25,000 to the Authority. Such payments shall be due on the monthly anniversary of the Effective Date, and shall be credited against the distributions to be made to the Authority out of Net Revenues under Section 6.4 of this Agreement, provided that such payments shall not reduce any Minimum Monthly Priority Payment due the Authority under Section 6.4 of this Agreement.

      (b) No later than six (6) months prior to the Phase II Commencement Date, Manager shall commence implementation of a pre-opening program for Phase II (the "Phase II Pre-Opening Program"), which shall include all activities necessary to operationally prepare the Game Facility to be Fully Operating (as defined in the Senior Secured Note Indenture) on the Phase II Commencement Date. To implement the Phase II Pre-Opening Program, Manager shall prepare a comprehensive pre-opening budget for Phase II which budget shall be submitted to the Management Business Board for its approval at least 180 days prior to the Phase 11 Commencement Date (the "Phase 11 Pre-Opening Budget"). All costs and expenses of the Phase II Pre-Opening Program shall be paid from a special bank account(s) opened by the Manager in the name of, and on behalf of the Authority, upon which only the Manager shall be authorized to draw (the "Phase II Pre-Opening Bank Account'). After all Phase II Pre-Opening Program expenses have been paid, the balance of the Phase II Pre-Opening Bank Account(s) shall be transferred to the Depository Account and the Phase II Pre-Opening Bank Account(s) shall be thereafter closed.

     4.9 OPERATING BUDGETS. Manager shall, 60 days prior to the Phase I Commencement Date, submit to the Management Business Board, for its approval, a detailed proposed budget, including compensation for all key employees and projected contracts with third party vendors and consultants, for the remainder of the then current fiscal year ("Budget"). Thereafter, Manager shall, not less than sixty (60) days prior to the commencement of each full or partial fiscal year, submit to the Management Business Board, for its approval, a proposed Budget for the ensuing full or partial fiscal year, as the case may be.

     The Management Business Board's approval of the Budget shall not be unreasonably withheld or delayed. Manager or the General Manager shall meet with the Management Business Board to discuss the proposed Budget and the Management Business Board's approval shall be deemed given unless a specific written objection thereto was delivered to Manager within thirty (30) days after Manager or the General Manager and the Management Business Board have met to discuss the proposed Budget. If the Management Business Board for any reason declines to meet with Manager or the General Manager to discuss a proposed Budget, it shall be deemed to have given its consent unless a specific written objection is delivered by it or the objecting representatives, as applicable, to Manager within thirty (30) days after the date the proposed Budget is submitted to the Management Business Board. The Management Business Board or the objecting representatives, as applicable, shall review the Budget on a line-by-line basis. To be effective, any notice which disapproves a proposed Budget must contain specific objections in reasonable detail to individual line items.

     If the initial proposed Budget contains disputed budget item(s), the Manager's Representatives and the Authority's Representatives shall cooperate with each other in good faith to resolve the disputed or objectionable proposed item(s). In the event the Manager's Representatives and the Authority's Representatives are not able to reach agreement concerning any disputed or objectionable item(s) within a period of thirty (30) days after the date the Management Business Board receives a copy of such proposed Budget from the Manager, either party shall be entitled to submit the dispute to arbitration in accordance with Section 16 of this Agreement. If the Manager's Representatives and the Authority's Representatives are unable to resolve the disputed or objectionable item(s) prior to the commencement of the applicable fiscal year, the undisputed portions of the proposed Budget shall be deemed to be adopted and approved and the corresponding line item(s) contained in the Budget for the preceding fiscal year (or in the proposed Budget if there is no Budget for the preceding fiscal year) shall be adjusted as set forth herein and shall be substituted in lieu of the disputed item(s) in the proposed Budget. Those line items which are in dispute shall be determined by increasing the preceding fiscal year's actual expense (pro-rated over a full year, in the event the Gaming Enterprise was not in operation during the entire preceding fiscal year) for the corresponding line items by an amount determined by Manager which does not exceed the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, U.S. City Average, all items (1982-1984=100) for the fiscal year prior to the fiscal year with respect to which the adjustment to the line item(s) is being calculated or any successor or replacement index thereto. The resulting Budget obtained in accordance with this paragraph shall be deemed to be the Budget in effect until such time as Manager's Representatives and the Authority's Representatives have resolved the items objected to or in dispute.

     Manager may, after notice to the Management Business Board, revise the Budget from time-to-time, as necessary, to reflect any unpredicted significant






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

changes, variables or events or to include significant, additional, unanticipated items of expense. Manager may, after notice to the Management Business Board reallocate part or all of the amount budgeted with respect to any line item to another line item and to make such other modifications to expenses under the Budget as Manager deems necessary, provided that: (i) the individual or cumulative modifications of the Budget (a) shall not exceed ten percent (10%) of the approved Budget during Phase I and the first twelve (12) month period beginning after the Phase II Commencement Date; or (b) with respect to any period thereafter, shall not exceed five percent (5%) of the approved Budget, and (ii) do not otherwise conflict with the terms of this Agreement. Budget adjustments which exceed the restrictions set forth in the preceding sentence shall require the approval of the Management Business Board. Budget adjustments which otherwise vary from the terms of this Agreement shall require the written approval of the Management Business Board. In addition, in the event actual Gross Revenues for any fiscal period are greater than those provided for in the Budget, the amounts approved in the Budget for Operating @ enses for any fiscal month may be increased by the Manager to an amount that bears the same relationship (ratio) to the amounts budgeted for such items as actual Gross Revenue for such fiscal month bears to the projected Gross Revenue for such fiscal month. The Authority acknowledges that the Budget is intended only to be a reasonable estimate of the Gaming Enterprise revenue and expenses for the ensuing fiscal year. Manager shall not be deemed to have made any guarantee, warranty or representation whatsoever in connection with the Budget.

      4.10 CAPITAL BUDGETS. Manager shall, not less than sixty (60) days prior to the Phase 11 Commencement Date and the commencement of each fiscal year thereafter, submit to the Management Business Board a recommended "Capital Budget" for the ensuing full or partial fiscal year, as the case may be, for furnishings, equipment, and ordinary capital replacement items ("Capital Replacements") as shall be required to operate the Gaming Enterprise in accordance with sound business practices. The Management Business Board and Manager shall meet to discuss the proposed Capital Budget, and the Management Business Board or the objecting representatives, as applicable, shall be required to make specific written objections to a proposed Capital Budget in the same manner and within the same time periods specified in Section 4.9 with respect to a Budget. The Management Business Board shall not unreasonably withhold or delay its consent to any proposed Capital Budget. Unless the Management Business Board and Manager otherwise agree, Manager shall be responsible for the design and installation of Capital Replacements, subject to the Management Business Board's approval and right to inspect.

     To be effective, any notice which disapproves a proposed Capital Budget must contain specific objections in reasonable detail to individual line items. If the initial proposed Capital Budget contains disputed budget item(s), the Management Business Board and Manager agree to cooperate with each other in good faith to resolve the disputed or objectionable proposed item(s). If unable to reach agreement concerning any disputed or objectionable item(s) within thirty
(30) days after the date the Management Business Board or the objecting representatives, as applicable, provides written notice of its objection to Manager, either party shall be entitled to





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

submit the dispute to arbitration in accordance with Section 16 of this Agreement. If the Management Business Board and Manager are unable to resolve the disputed or objectionable item(s) prior to the commencement of the applicable fiscal year, the undisputed portions of the proposed Capital Budget shall be deemed to be adopted and approved.

     4.11 CAPITAL REPLACEMENTS. The Authority shall effect and expend such amounts for any Capital Replacements as shall be required, in the course of the operation of the Gaming Enterprise, to maintain the Gaming Enterprise in compliance with any Legal Requirements and to comply with the Management Business Board's recommended programs for renovation, modernization and improvement intended to keep the Gaming Enterprise competitive in its market, maintain first class standards for the Enterprise, or to correct any condition of an emergency nature, including without limitation, maintenance, replacements or repairs which are required to be effected by the Authority, which require immediate action to preserve and protect the Gaming Facility, assure its continued operation, and/or protect the comfort, health, safety and/or welfare of the Gaming Facility's guests or employees. Manager is authorized, upon consultation with the Management Business Board, to take all steps and to make all expenditures from the Disbursement Account, described at Section 4.21, as it deems necessary to repair and correct any such condition, regardless whether such provisions have been made in the Budget for any such expenditures, and the cost thereof may be advanced by Manager and reimbursed from future revenues. Design and installation of Capital Replacements shall be effected in a time period and subject to such conditions as the Management Business Board may establish to minimize interference with or disruption of ongoing operations.

     4.12 CONTRACTING. In entering into contracts for the supply of goods and services for the Gaming Enterprise, the Manager shall give preference first to qualified members of the Tribe, and qualified business entities certified by the Authority or the Tribe to be controlled by members of the Tribe, and second to other qualified Indians and qualified business entities certified by the Authority to be controlled by Indians; provided that this preference shall not apply where the contract is entered into to remedy an immediate threat or danger to the Gaming Enterprise or the conduct of Gaming thereon.

      "Qualified" shall mean an individual or a business entity, who or which is able to provide services at competitive prices, has demonstrated skills and abilities to perform the tasks to be undertaken in an acceptable manner, in the Manager's reasonable opinion, and can meet the reasonable bonding requirements of the Manager. The Manager shall provide written notice to the Authority in advance of all such contracting, subcontracting and construction opportunities in excess of $25,000 (TWENTY-FIVE THOUSAND DOLLARS).

     4.13 DETERMINATION OF QULIFICATIONS AND COMPENSATION. Subject to Sections 4.6.1, 4.15 and 4.16, Manager shall have the sole responsibility for determining whether a prospective employee is qualified and the appropriate level of compensation to be paid thereto.

     4.14 LITIGATION. If the Tribe, the Authority, the Manager, the




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

Management Business Board or any employee of the Tribe, the Authority, or Manager at the Gaming Facility or of the Gaming Enterprise is sued by any person not a party to this Agreement, or is alleged by any person not a party to this Agreement, to have engaged in unlawful or discriminatory acts within the scope of their employment in connection with the operation of the Gaming Enterprise, the Authority or the Manager, as appropriate, shall defend such action. Any cost of such litigation shall constitute an Operating Expense, or, if incurred prior to the Phase I Commencement Date, shall be a Phase I preopening Operating Expense. Nothing in this Section shall be construed to waive or limit the Tribels or the Authority's sovereign immunity.

      4.15 EMPLOYEE BACKGROUND INVESTIGATIONS. The Authority shall be responsible for conducting a background investigation in compliance with all Legal Requirements, to the extent applicable, on each applicant for employment as soon as reasonably practicable. No individual whose prior activities, criminal record, if any, or reputation, habits and associations pose a threat to the public interest, the effective regulation of Gaming, or to the gaming licenses of the Manager or any of its affiliates, or create or enhance the dangers of unsuitable, unfair or illegal practices and methods and activities in the conduct of Gaming, shall be employed by the Manager or the Authority. The background investigation procedures shall be formulated in consultation with the Manager and shall satisfy all regulatory requirements independently applicable to the Manager. Any cost associated with obtaining such background investigations shall constitute an Operating Expense, provided, however, the costs of background investigations relating to shareholders, officers, directors or key employees of the Manager or of the Authority shall not constitute an Operating Expense and the costs thereof shall be borne by the applicable party. The Manager and the Authority shall provide all information required by the NIGC with respect to background investigations as required by the IGRA.

     4.16 GAMING ENTERPRISE PERSONNEL POLICIES. The Manager shall establish Gaming Enterprise Personnel Policies in accordance with the Budget, which Gaming Enterprise Personnel Policies which shall include (a) a job classification system with salary levels and scales; (b) provisions for an employee-funded defined contribution retirement program, to the extent permitted by law, and (c) a grievance procedure which seeks to establish fair and uniform standards for the employees of the Gaming Enterprise. The grievance procedures attached hereto as Exhibit C shall be incorporated into such Enterprise Personnel Policies. Any revisions to the Enterprise Personnel Policies shall not be effective unless they are approved by the Management Business Board. All such actions shall comply with applicable law of the Tribe. The Gaming Enterprise Personnel Policies shall also require employees to comply with all rules, regulations and other applicable laws of the New York State Racing Authorities and other applicable entities.

     4.17 NO MANAGER WAGES OR SALARIES. Neither the Manager nor any of its officers, directors or shareholders or any employees, shall be compensated by wages from or contract payments by the Gaming Enterprise for their efforts or for any work which they perform under this Agreement, other than payments pursuant to the Financing Agreements, reimbursement pursuant to the Financing





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

Agreements and the Management Fee paid to Manager under Section 6.4. Nothing in this subsection shall restrict the ability of an employee of the Gaming Enterprise to purchase or hold stock in the Manager, its parents, subsidiaries or affiliates where (i) such stock is publicly held, and (ii) such employee acquires, on a cumulative basis, less than ten percent of the outstand;.ng stock in the corporation.

      4.18 INTERNAL CONTROL SYSTEMS. The Manager shall install systems for monitoring of all funds, which systems shall be submitted to the Management Business Board for approval in advance of implementation, which approval shall not be unreasonably withheld. The Authority shall retain the right to review all internal control systems and any material changes instituted to the internal control systems of the Gaming Enterprise. The Authority shall have the right to retain an independent auditor to review the adequacy of the internal control systems prior to the Phase I Commencement Date. The cost of such review shall constitute a start-up expense. Any significant changes in such systems after commencement of operation of the Gaming Facility also shall be subject to review and approval by the Authority. The Authority and the Manager shall have the right and duty to maintain and police its internal control systems in order to prevent any loss of proceeds from the Gaming Enterprise. The Authority shall have the right to inspect and oversee the systems and to have the Authority's Inspector present to oversee all cash counting and machine or game credit verification procedures at all times. The Manager shall install a closed circuit television system to be used for monitoring the cash counting rooms and the cage area. The Authority's Inspector shall have full access to the closed circuit television system for use in monitoring the cash handling activities of the Gaming Enterprise.

     4.19 BANK ACCOUNTS. The Management Business Board shall select a State or Federally chartered bank or banks located in the State of New York for the deposit and maintenance of funds and shall establish such bank accounts as the Manager deems appropriate and necessary in the course of business and as consistent with this Agreement. All such bank accounts established shall comply with any applicable requirements of the Financing Agreements with respect to the granting of a security interest therein. The Manager shall give notice of any such accounts to the Trustee and shall take such other action as the Trustee may require to evidence the establishment of the security interest in accordance with the terms of the Senior Secured Note Indenture.

     4.20 DAILY DEPOSITS TO DEPOSITORY ACCOUNT. Subject to Section 4.23 of this Agreement, the Manager shall establish for the benefit of the Tribe in the Tribels name a depository bank account ("Depository Account") in accordance with
Section 4.19 above. The Manager shall collect all Gross Revenues and deposit the related cash less any Bank Roll Amount (hereafter defined) into the Depository Account at least once during each business day. on a daily basis, the General Manager shall determine in its discretion based on prudent commercial practices and the experience of the General Manager in light of the amount of Gaming conducted in the Gaming Facility in the past, the amount of cash ("Bank Roll Amount") necessary to be maintained on-site at the Gaming Facility for the day-to-day operation of the Gaming Enterprise.




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

The Bank Roll Amount shall be calculated based on all cash or coins located on the premises including, without limitation, all cash or monies in the counting room, cages and any other temporary holding facility in the Gaming Facility for cash or other monies. Notwithstanding anything to the contrary contained in this paragraph, the Bank Roll Amount on any given day shall not exceed FOUR MILLION DOLLARS ($4,000,000) without the prior written consent of the Management Business Board. All money received by the Gaming Enterprise on each day that it is open must be counted at the close of operations for that day or at least once during each 24-hour period. The parties hereto agree to obtain a bonded transportation service to effect the safe transportation of the daily receipts to the bank, if such service is available at a reasonable cost, which expense shall constitute an Operating Expense.

     4.21 DISBURSEMENT ACCOUNT. The Manager shall establish for the benefit of the Authority in the Authority's name a disbursement bank account in accordance with Section 4.19 hereof (the "Disbursement Account"). The Manager shall, consistent with and pursuant to the approved Budget, have responsibility and authority for making all required payments for Operating Expenses, debt service, management fees, disbursements to the Authority, and other disbursements permitted by this Agreement from the Disbursement Account.

     4.22 NO CASH DISBURSEMENTS. The Manager shall not make any cash disbursements from the bank accounts except for the payment of cash prizes and expenditures from the Petty Cash Fund described in Section 4.23; any and all payments or disbursements by the Manager shall be made by check or wire transfer drawn against a bank account.

     4.23 PETTY CASH FUND. Manager shall establish and maintain for the benefit of and in the name of the Authority a petty cash fund ("Petty Cash Fund") in the amount of $10,000, or such other amount as may be set by the management Business Board. The amounts of such fund shall be established by the Management Business Board in conjunction with the establishment of the Budget, as an Operating Expense, or more often as approved by the Management Business Board. The Petty Cash Fund shall be used for miscellaneous small expenditures of the Gaming Enterprise, and shall be maintained at the Gaming Facility.

      4.24 TRANSFERS BETWEEN ACCOUNTS. The Manager has the authority to transfer funds from the Depository Account to the Disbursement Account in order to pay Operating Expenses and to pay debt service pursuant to the Financing Agreements, Development and Construction Agreement and the fees payable to Manager pursuant to this Agreement.

      4.25 INSURANCE. The Manager, on behalf of the Authority, shall maintain, or cause its agents to maintain, with responsible insurance carriers (each an "Insurance Company") licensed to do business in the State of New York, insurance reasonably satisfactory to the Authority covering the Gaming Facility and the operations of the Gaming Enterprise, naming the Authority, and the Manager as insured parties, as follows:

           4.25.1 During the course of any new construction or remodeling,




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

      builder's risk insurance on an "all risk, basis (including collapse) on a non-reporting form for full replacement value covering the interest of the Authority in all work incorporated in the Gaming Facility, all materials and equipment on or about the Gaming Facility and any new construction or remodeling of the Gaming Facility. All materials and equipment in any off-site storage location intended for permanent use in the Gaming Facility, or incident to the construction thereof, shall be insured on an "all risk, basis as soon as the same have been acquired by the Authority.

           4.25.2 Commercial general liability insurance on behalf of the Tribe, the Authority, and the Manager in an amount not less than Fifty Million ($50,000,000) Dollars per occurrence and One Hundred Million ($100,000,000) Dollars in the aggregate for all activities on, about or in connection with the Gaming Facility. The commercial general liability insurance shall include premises liability, contractor's protective liability on the operations of all subcontractors, completed operations and blanket contractual liability. The automobile liability insurance shall cover owned, non-owned and hired vehicles.

           4.25.3 On or before the Phase II Commencement Date, "all risk" insurance on the Gaming Facility against loss by fire, lightening, extended coverage perils, collapse, water damage, vandalism, malicious mischief and all other risks and contingencies, subject only to such exceptions as the Authority and the Manager may approve in an amount equal to the actual replacement costs thereof, without deduction for physical depreciation, with coverage for demolition and increased costs of construction, and providing coverage in an "agreed amounts or without provision for coinsurance.

           4.25.4 Worker's Compensation and Employer's Liability Insurance subject to the statutory limits of the State of New York in respect of any work or other operations on, about or in connection with the Gaming Facility.

           4.25.5 From and after the Phase I Commencement Date, (a) "Dram Shop" or "Liquor Law Liability insurance on behalf of the Tribe, the Authority, and the Manager against all claims or liability arising directly or indirectly to any persons or property on account of the sale or dispensing of beer, wine or other alcoholic beverages on the Gaming Facility including, without limitation, coverage for loss of means of support in an amount not less than Ten Million ($10,000,000) Dollars per occurrence; (b) fidelity bond coverage with respect to those employees of the Gaming Enterprise specifically designated in writing by the Management Business Board; (c) business interruption (including loss of rents) insurance covering not less than 12 months of loss; and (d) special theft insurance coverage; all in such amounts as determined by the Manager as commercially prudent taking into consideration the coverages maintained by owners of casino facilities comparable to the Gaming Facility.



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           4.25.6 Such other or differing insurance with respect to the Gaming
      Facility and in such amounts as the Management Business Board from time-to-time may reasonably request against such other insurable hazards which at the time are commonly insured against in respect of property similar to the Gaming Facility.

            4.25.7 The insurance policies required under Sections 4.25.1, 4.25.3 and 4.25.5 above shall have a standard noncontributory endorsement naming Manager as an additional loss payee, to the extent of any insurable interest. The insurance required under Section 4.25.2 above shall name the Manager as an additional named insured. All insurance required hereunder shall contain a provision requiring at least 30 days' prior written notice to the Manager and the Authority before any cancellation, material changes or reduction shall be effective. Appropriate deductibles, approved by the Management Business Board, shall be included for all types of insurance required under this Section 4.25. The Manager may effect any insurance coverage required by this Agreement under blanket insurance policies, provided that the Authority shall be furnished satisfactory evidence that the protection afforded the Authority and the Manager under such blanket insurance policy is not less than that which would have been afforded under separate policies relating only to the Gaming Facility.

            4.25.8 The insurance policies acquired under this Section 4.25 shall include a provision which prohibits any Insurance Company from invoking the Tribe's or the Authority's sovereign immunity as a defense to any action within the limits of the policy. All such insurance policies shall be issued by carriers having an A.M. Best & Company, Inc. rating of A or higher and a financial size category of not less than XII, or if such carrier is not rated by A.M. Best & Company, Inc., having the financial stability and size deemed appropriate as certified by a reputable insurance broker.

            4.25.9 WAIVER OF SUBROGATION. Each of the Authority and the Manager, shall, to the extent such insurance endorsement is available, obtain for the benefit of the other a waiver of any right of subrogation which the fire and extended coverage insurer may acquire against the other by virtue of the payment of any such loss covered by such insurance. The foregoing waiver shall be operative only so long as the same shall not preclude the other from obtaining insurance, and shall have no effect to the extent that it diminishes, reduces, or impairs the liability of any insurer or the scope of any coverage under any policy applicable to the Property.

      4.26 ACCOUNTING AND BOOKS OF ACCOUNT.

            4.26.1 STATEMENTS AND BOOKS OF ACCOUNT. The Manager shall prepare and provide to the Authority on a monthly, quarterly, and annual basis, operating statements which after the full year of operation will include comparative statements of all revenues, and all other amounts collected and received, and all deductions and disbursements made





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      therefrom in connection with the Gaming Enterprise. A nationally recognized independent certified public accounting firm with casino industry experience selected by the Authority, shall perform an annual audit of the books and records of the Gaming Enterprise. The Management Business Board shall have full access to the audit work papers and all instructions to and reports from the auditor. The Authority, the B.I.A. and the NIGC shall also have the right to perform special audits of the Gaming Enterprise on any aspect of the Gaming Enterprise at any time without restriction. The costs incurred for such audits and reports shall constitute an Operating Expense. Such audits shall be provided by the Authority to all applicable federal and state agencies, as required by law, and may be used by the Manager for reporting purposes under federal, foreign, and state securities and gaming laws, if required.

            4.26.2 BOOKS OF ACCOUNT. The Manager shall maintain full and accurate books of account at an office in the Gaming Facility and at such other locations as may be determined by the Manager, with the prior written consent of the Management Business Board, which consent shall not be unreasonably withheld. The Management Business Board and the Authority's Inspectors shall have access to the daily operations of the Gaming Enterprise and shall have the unlimited right to inspect, examine, and copy all such books and supporting business records, provided that any such inspection shall be conducted in a manner to minimize interference with normal day-to-day operations of the Gaming Enterprise. Such rights may be exercised through a designated agent, employee, attorney, or independent accountant acting on behalf of the Management Business Board, provided that any such designation be in writing signed by the members of the Management Business Board, and that notice of such designation be provided to the Manager. Nothing contained herein is intended to restrict Manager's right to utilize centralized accounting at an off-site location for the Gaming Enterprise, provided that the Management Business Board or the Authority shall have full 24-hour access to such accounting, and all related books and records at or from the Gaming Facility.

            4.26.3 ACCOUNTING STANDARDS. Manager shall maintain the books and records reflecting the operations of the Gaming Enterprise in accordance with the accounting practices of Manager in conformity with GAAP, and shall adopt and follow fiscal accounting periods as set by the Management Business Board. The Gaming Facility accounting records reflecting detailed day-to-day transactions of the Gaming Facility's operations shall be kept pursuant to Section 4.26.2 of this Agreement. The accounting systems and procedures shall, at a minimum (i) include an adequate system of internal accounting controls; (ii) permit the preparation of financial statements in accordance with GAAP; (iii) be susceptible to audit; (iv) allow the Gaming Enterprise, the Authority, and the NIGC, to calculate the annual fee payable under 25 C.F.R. 'SS' 514.1; (v) permit the calculation and payment of the Management Fee described in Section 3.7A; and (vi) provide for the allocation of operating Expenses or overhead expenses among the Authority, the Gaming Facility, and any other user of shared facilities and services.





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            4.26.4 DEPRECIATION SCHEDULES. Depreciation schedules for all assets of the Enterprise shall be determined by the Management Business Board in accordance with GAAP, consistently applied. The Gaming Facility shall be depreciated over a 40 year life.

5. LIENS. The Authority specifically warrants and represents to the Manager that during the term of this Agreement the Authority shall not act in any way whatsoever, either directly or indirectly, to cause any party to become an encumbrancer or lienholder of the Property or the Gaming Facility, other than Manager or the lender(s) under the Financing Agreements, or to allow any party to obtain any interest in this Agreement without the prior written consent of the Manager, and, where applicable, consent from the United States. The Manager specifically warrants and represents to the Authority that during the term of this Agreement the Manager shall not act in any way, directly or indirectly, to cause any party to hold a valid encumbrance or lien of the Property or the Gaming Facility, or to obtain any interest in this Agreement without the prior written consent of the Authority, and, where applicable, the United States. The Authority and the Manager, on behalf of the Authority, shall keep the Gaming Facility and Property free and clear of all valid mechanics and other liens resulting from the construction of the Gaming Facility and all other liens which may attach to the Gaming Facility or the Property, which shall at all times remain the property of the United States in trust for the Tribe. Manager shall have the right to contest any such liens on behalf of the Authority.

     Notwithstanding the foregoing, security interests in personal property and the Authority's leasehold interest in the Property may be granted with the consent of the Authority and, when necessary, the B.I.A., United States Department of Interior or the NIGC as appropriate.

6.    MANAGEMENT FEE.  REIMBURSEMENT AND DISBURSEMENT,
      FINANCING GUARANTEE, FUNDING AND BUY OUT OPTION.

      6.1 AUTHORIZATION FOR PAYMENT OF MANAGEMENT FEE BY MANAGER. Subject to the provisions of Sections 6.4 on or before the twenty-fifth (25th) day of each fiscal month after the first full month of operation, Manager is authorized by the Authority to pay itself from the Bank Account(s) a fee calculated as provided by Section 3.6 of this Agreement.

      6.2 DISBURSEMENTS. As and when received by Manager, Gross Revenues shall be deposited in the Depository Account created pursuant to Section 4.20 of this Agreement. There shall, in turn, be disbursed by Manager, on a monthly basis, for and on behalf of the Authority, funds from the Disbursement Account to pay to the extent available Operating Expenses.

      Manager will reserve funds (in excess of the Minimum Balance), on an annualized basis, in the Disbursement Account each fiscal month for payment of any Operating Expenses or any of the above items which Manager has a duty to pay that are not paid on a monthly basis (e.g., insurance premiums, etc.).

     6.3 ADJUSTMENT TO BANK ACCOUNT. After the disbursements pursuant to





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Section 6, and establishment of any reserves for future disbursements as the
Manager deems necessary, taking into account anticipated cash flow and Operating Costs at the Gaming Facility, any excess funds remaining in the Disbursement Account over the Minimum Balance (and such reserves) shall be disbursed monthly in accordance with Section 6.4.

      6.4 PAYMENT OF FEES AND AUTHORITY DISBURSEMENT. Within 25 days after the end of each calendar month of operations, the Manager shall calculate and report to the Authority the Gross Revenues, operating Expenses, and Net Revenues of the Gaming Enterprise for the previous month's operations and the year's operations to date. Such Net Revenues, less any amount reasonably needed to maintain the Petty Cash Fund as previously agreed upon by the Management Business Board and any amounts required to fund the Bank Roll Amount, shall be disbursed from the Bank Account(s) to the extent available to pay the scheduled items to the extent due and payable and earned in the following order of priority:

         First Minimum Priority Payment shall have first priority and shall be paid monthly in the amount of ONE HUNDRED THOUSAND DOLLARS AND 00/100 ($100,000) during Phase I and until the Phase II Commencement Date, and TWO HUNDRED FIFTY THOUSAND DOLLARS AND 00/100 ($250,000.00) during Phase II. Minimum Priority Payments shall be charged against the Authority's distribution of Net Revenues and, where there is insufficient Net Revenues in a given month, Manager shall advance the funds necessary to compensate for the deficiency and shall be reimbursed by the Authority in the next succeeding month or months in accordance with the schedule of disbursements set forth in this Article 6.4, as recoupment payments. Minimum Priority Payments shall be made for any month during which Gaming is conducted, including those months when Gaming is conducted for only a part of a month. No Minimum Priority Payment shall be owed for any month during which Gaming is suspended or terminated at the Gaming Facility for a full month pursuant to Section 4.4. The obligation shall cease to accrue upon termination of this Agreement for any reason.

         Second Current principal, and any other payments including sinking funds or any required deposit to the Cash Maintenance Account and in the Interest and Excess Cash Flow Account (exclusive of interest, which shall be paid as an Operating Expense) due on or pursuant to the Senior Secured Notes (including pursuant to any required offer to purchase) or the Senior Secured Note Indenture.

         Third Recoupment payments to Manager for funds advanced to the Authority for Minimum Priority Payments made for any prior period, and reimbursement of other amounts advanced by the Manager pursuant to Section 7.12. (These funds shall be charged, with interest at a rate equal to the prime rate published from time to time in the Wall Street Journal plus



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
                  one percent, against the Authority's share of Net Revenues).

         Fourth Management Fee, subject to the restrictions on the distributions of the Management Fee in the Senior Secured Note Indenture.

           All remaining Net Revenues and cash from any prior period shall be distributed to the Authority subject to the restrictions on distributions to the Authority in the Senior Secured Note Indenture. The priority of payments from available funds which is described in this Section 6.4 does not control the calculation of the &mount of each of these obligations. The calculation of the amounts of these obligations shall be as otherwise provided by this Agreement.

           The Manager and the Authority agree that they will disburse all Net Revenues and pay all Operating Expenses in accordance with the terms of this
Section 6.4.

      6.4.1 SUBORDINATION PROVISIONS. Notwithstanding anything to the contrary contained in this Agreement, the following paragraphs shall apply during any period when any amounts are due and outstanding under the Senior Secured Notes and/or Senior Secured Note Indenture:

      (a) By the execution of this Agreement, the Manager hereby acknowledges and agrees that the Management Fee and any other amounts owed by the Authority to Manager under this Agreement shall be subordinated in right of payment to the prior payment in full of all the obligations of the Authority which are then due and payable under the Senior Secured Note Indenture and the Senior Secured Notes, and that such subordination is for the benefit of the holders of the Senior Secured Notes.

      (b) Upon any distribution to any creditors of the assets of the Gaming Enterprise in a liquidation or dissolution of the Gaming Enterprise or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding of the Gaming Enterprise or its property, or any assignment for the benefit of creditors or any marshalling of the assets and liabilities of the Gaming Enterprise, (i) the holders of the Senior Secured Notes shall be entitled to receive payment in full of all obligations (as defined in the Senior Secured Note Indenture) in respect of the Senior Secured Notes, including, without limitation, any principal, interest, penalties, premiums or other amounts due and payable under the Senior Secured Notes (*Amounts Owed to Senior Secured Noteholders) before any payment of any accrued and unpaid Management Fees, recoupment payments or any other distributions permitted under this Agreement to the Manager ('Management Distributions) and before any payment or other distributions to the Authority pursuant to this Agreement; and (ii) any distributions to the Manager and the Authority that it would be entitled to under this Agreement but for this paragraph shall be made to the holders of the Senior Secured Notes. Any distribution paid under clause (ii) shall not be deemed to be a payment in satisfaction or discharge of any obligation to pay Management Distributions to the Manager under this Agreement.

      (c) The Manager hereby agrees that it shall not make or receive any Management Distributions (i) if a default in the payment of any Amounts Owed to Senior Secured Noteholders occurs and is continuing beyond any applicable grace period provided for in the Senior Secured Note Indenture until all Amounts owed to Senior Secured Noteholders have been paid in full; or (ii) if a default, other than a payment default, under the Senior Secured Note Indenture occurs and is continuing and is of such a nature that the Trustee, or the holders of the Senior Secured Notes is permitted to accelerate the principal, premium, if any, and interest due under the Senior Secured Notes, until such default is cured. The Authority covenants that it shall provide written notice to the Manager upon the occurrence of any default described in this paragraph.

      (d) In the event that the Manager receives any payment or distribution from the Authority at a time when the Manager has actual knowledge that such payment or distribution is in violation of the terms and provisions of this Section 6.4.1, such payment or distribution shall be held by the Manager, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Trustee on behalf of the holders of the Senior Secured Notes to be applied in accordance with the applicable provisions of the Senior Secured Note Indenture.

      (e) This Section 6.4.1 defines the relative rights of the Manager and the holders of the Senior Secured Notes. Nothing in this Section
            6.4.1 shall (i) impair, as between the Authority and the Manager, the right of the Manager to receive any Management Distributions;
            (ii) affect the relative rights of the Manager and creditors of the Authority other than their rights in relation to the holders of the Senior Secured Notes; or (iii) prevent the Manager from exercising its available remedies upon a breach of the Authority's obligations under this Agreement, subject to the rights of the holders of the Senior Secured Notes to receive distributions and payments otherwise payable to the Manager.

      (f) No right of any holder of the Senior Secured Notes to enforce the subordination of the Management Fee and any other amounts owed to the Manager under this Agreement shall be impaired by any act or failure to act by the Trustee, any holder of the Senior Secured Notes, the Authority, or the Manager in compliance with the terms of this Section 6.4.1.

      (g) The provisions of this Section 6.4.1 shall not be amended or odified without the written consent of the Trustee, on behalf of




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
            the holders of the Senior Secured Notes.

         The Manager agrees that if the Trustee under the Senior Secured Note Indenture forecloses upon, or accepts a deed in lieu of foreclosure of, the Leasehold Mortgage (as defined in the Senior Secured Note Indenture) that Manager shall have no interest in the leasehold estate thereunder or any rights or remedies against the Trustee (so long as the Trustee pays any Management Distributions payable to Manager under this Agreement and permitted to be paid under this Section 6.4.1) or the Senior Secured Noteholders for the loss of its management interests hereunder, and Manager shall vacate and not remain on the Premises, so long as Gaming is not conducted on the Premises.

         6.5 OPERATIVE DATES. For purposes of this Section 6, the first year of operations shall begin on the Phase I Commencement Date and continue until the first day of the month following the first anniversary of the Phase I Commencement Date, and each subsequent year of operations shall be the 12-month period following the end of the previous year. Notwithstanding the foregoing, subject to Sections 3.2 and 4.4.5, the term of this Agreement shall extend up to and through but not beyond seven (7) years after the Phase I Commencement Date.

         6.6 PAYMENT OF NET REVENUES. The Manager is authorized to transfer funds from the bank accounts of the Gaming Enterprise to the bank accounts of the Manager and the Authority in order to distribute Net Revenues and any other amounts due under this Section 6. The Net Revenues paid to the Authority pursuant to this Section 6 shall be payable to the official of the Authority or to the bank account specified by the Authority's Representative pursuant to
Section 7.

         6.7 TOTAL RECOUPMENT FOR DEVELOPMENT COSTS. The total amount of recoupment for development costs (exclusive of interest) including the aggregate principal amount of borrowings by the Authority for Project Costs shall under no circumstances exceed $400,000,000 (FOUR HUNDRED MILLION DOLLARS).

7. GENERAL PROVISIONS.

         7.1 NOTICE. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given to the applicable party (i) on the date of hand delivery, with signed receipt, (ii) on the business daimmediately following transmittal to Federal Express or othenationally recognized overnight commercial courier, with signed receipt, or
(iii) five (5) days after deposit in the United States mail, postage prepaid, in any case addressed to the address of the applicable party set forth below, or such other address as such party may hereafter specify by notice to the other. The parties also designate the following persons as agents for receipt of service of process:

         If to the Authority:      Chairman
                                   St. Regis Mohawk Gaming Authority
                                   St. Regis Mohawk Reservation
                                   Community Building
                                   Route 37, Box SA
                                   Hogansburg, New York 13655





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
         with a copy to:           Hans Walker, Jr.
                                   Hobbs, Straus, Dean & Walker 1819 H St., N.W.
                                   Suite 800
                                   Washington, DC 20006

         If to Manager:            Mohawk Management, L.L.C.
                                   c/o Catskill Development, L.L.C.
                                   c/o Monticello Raceway
                                   P.O. Box 5013
                                   Monticello, New York 12701-5193

         with a copy to            Sanford Freedman, Esq.
                                   Suite 1616
                                   630 Fifth Avenue
                                   New York, New York 10111
         with a copy to:           James 1. Hisiger, Esq.
                                   Latham & Watkins
                                   885 Third Avenue
                                   New York, New York 10022

or to such other different addresses as the Manager or the Authority may specify in writing using the notice procedure called for in this Section 7.

         7.2 AUTHORIZATION. The Authority and Manager represent and warrant to each other that each has full power and authority to execute this Agreement and to be bound by and perform the terms hereof. Each party shall furnish evidence of such authority to the other, which shall be attached as Exhibits to this Agreement.

         7.3 RELATIONSHIP. Manager and the Authority shall not be construed as joint venturers or partners of each other by reason of this Agreement and neither shall have the power to bind or obligate the other except as set forth in this Agreement.

         7.4 MANAGER'S CONTRACTUAL AUTHORITY. Subject to Section 4.2.4, Manager is authorized to make, enter into and perform in the name of and for the account of the Authority any contracts in furtherance of its obligations under this Agreement, including, without limitation, promotional or cross marketing agreements with any third party which are intended to enhance Gaming revenues.

         7.5 FURTHER ACTIONS. The Authority and Manager agree to execute all contracts, agreements and documents and to take all actions necessary to comply with the provisions of this Agreement and the intent hereof. The parties further agree that:

               7.5.1 FIRE AND SAFETY. The Gaming Facility shall be constructed and maintained in substantial compliance with such fire and safety statutes, New York Building Code and related regulations which would be applicable if the Gaming Facility were located outside of the jurisdiction of the Authority although those requirements would not otherwise apply within that jurisdiction. To the extent that the Authority adopts fire, safety, or building code requirements which are more stringent than those otherwise applicable pursuant to the Compact, the Gaming Facility shall comply with such law. Nothing in this Section shall grant any jurisdiction (including but not limited to jurisdiction regardingzoning or land use) to the State of New York or any political subdivision thereof over the Property or the Gaming Facility. Fire protection services for the Gaming Facility will be provided by the Authority, or third parties pursuant to agreement with the Authority.

               7.5.2 TAXES. If any government attempts to impose any possessory interest tax upon any party to this Agreement or upon the Gaming Enterprise, the Gaming Facility or the Property, the Management Business Board, in the name of the appropriate party or parties in interest, may, upon unanimous vote, resist such attempt through legal action. The costs of such action and the compensation of legal counsel shall be an Operating Expense of the Gaming Enterprise. Any such tax or required payment shall constitute an Operating Expense of the Gaming Enterprise. This Section shall in no manner be construed to imply that any party to this Agreement or the Gaming Enterprise





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
         is liable for any such tax. This Section 7.5.2 shall not be construed to apply to any lawfully imposed tax, including but not limited to federal or state income taxes, which may be imposed upon Manager's share of the Net Revenues.

               7.5.3 GOVERNING LAW. The rights and obligations of the parties and the interpretation and performance of this agreement shall be governed by the law of the State of New York. All gaming covered by this Agreement will be conducted in accordance with the Compact, IGRA, and the Tribal Gaming ordinance.

               7.5.4 NATIONAL ENVIRONMENTAL POLICY ACT. The Authority shall supply the NIGC or the B.I.A., as appropriate, with all information necessary for the NIGC or the B.I.A. to comply with the National Environmental Policy Act ("NEPAI), and any applicable regulations thereunder. The cost of any such compliance shall constitute an Operating Expense.

         7.6 DEFENSE. Except for disputes between the Authority and Manager, Manager shall bring, defend, or settle any claim or legal action brought against Manager or the Authority, individually, jointly or severally in connection with the operation of the Gaming Enterprise. Subject to the approval of the Management Business Board, Manager shall retain and supervise legal counsel, accountants and such other professionals, consultants and specialists as Manager deems appropriate to defend and/or settle any such claim or cause of action. Any action which poses a substantial risk to the normal operation of the Gaming Facility shall be supervised by the Management Business Board with notice to and appropriate consultation with the Authority. All liabilities, costs, and expenses, including attorneys' fees and disbursements, incurred in defense or settlement of any such claim or legal action which are not covered by insurance shall be an Operating Expense. Nothing contained in this Section 7.6 is a grant to the Manager of the right to waive the Tribe's or the Authority's sovereign immunity.

         7.7 INDEMNITY. Manager shall indemnify and save the Authority harmless from and against all loss, cost, liability and expense, including, but not limited to, reasonable counsel fees and disbursements that may be occasioned by any acts constituting theft, fraud, willful misconduct or gross negligence on the part of Manager in the performance of its duties under this Agreement. Except for MaLnager's theft, fraud, willful misconduct or gross negligence, the Authority shall indemnify, defend and hold harmless Manager from any loss, cost, liability and expense, including, but not limited to, reasonable counsel fees and disbursements relating to the Gaming Enterprise or Gaming Facility that results from the Manager's performance of its obligations under this Agreement. The payment of all such obligations of the Authority shall constitute Operating Expenses. The indemnifications and terms set forth in this section shall survive the expiration or earlier termination of this Agreement.

         7.8 WAIVERS. No failure or delay by Manager or the Authority to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term, or condition of this Agreement and no breach thereof shall be waived, altered or modified except by written instrument. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

         7.9 CAPTIONS. The captions for each Section are intended for convenience only.

         7.10 SEVERABILITY. If any of the terms and provisions hereof shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any of the other terms or provisions hereof. if, however, any material part of a party's rights under this Agreement shall be declared invalid or unenforceable (specifically including Manager's right to receive its Management
Fees), the party whose rights have been declared invalid or unenforceable shall have the option to terminate this Agreement upon thirty (30) days written notice to the other party, without liability on the part of the terminating party.

         7.11 INTEREST. Any amount payable to Manager or the Authority by the other, including without limitation, unpaid interest, which has not been paid when due shall accrue interest at same rate as the Senior Secured Notes, but in no event shall such interest exceed the cost of such funds. Any funds advanced by the Manager for the minimum monthly guaranteed payment will be repaid from the Authority's share of future Net Revenues with interest as provided in
Section 6.4.

         7.12 REIMBURSEMENT. With the approval of the Management Business Board, Manager may, according to the terms of this Agreement or at its option, advance funds or contribute property, on behalf of the Authority, to satisfy obligations of the Authority in connection with the Gaming Facility and this Agreement. Manager shall keep appropriate records to document all reimbursable expenses paid by Manager, which records shall be made available for inspection by the Authority or its agents upon request. The Authority agrees to reimburse Manager with interest from future Net Revenues for money paid or property contributed by Manager to satisfy obligations of the Authority in connection with the Gaming Enterprise and this Agreement. Interest shall be calculated at the rate and in the manner set forth in Section 7.11 from the date the Authority was obligated to remit the funds or contribute the property for the satisfaction of such obligation to the date reimbursement is nade; all such interest shall constitute an operating expense pursuant to GAAP. The Manager's sole source of such reimbursement shall be from undistributed and future Net Revenues.

         7.13 THIRD PARTY BENEFICIARY. Except with respect to the rights of the Trustee and the holders of the Senior Secured Notes under Sections 4.2 and 6.4, this Agreement is exclusively for the benefit of the parties hereto and it may not be enforced by any party other than the parties to this Agreement and notwithstanding the provisions of Section 7.12, shall not give rise to liability to any third party other than the authorized successors and assigns of the parties hereto.

         7.14 BROKERAGE. Manager and the Authority each hereby agrees to indemnify and hold the other harmless from and against any and all claims, loss, liability, damage or expenses (including reasonable attorneys' fees) suffered or incurred by the other party as a result of a claim brought by a person or entity engaged or claiming to be engaged as a finder, broker or agent by the indemnifying party. This provision shall survive the expiration or earlier termination of this Agreement.

         7.15 SURVIVAL OF COVENANTS. Any covenant, term or provision of this Agreement which, in order to be effective, must survive the expiration or earlier termination of this Agreement, shall survive any such expiration or earlier termination.

         7.16 ESTOPPEL CERTIFICATE. Manager and the Authority agree to promptly furnish to the other party, from time to time upon request, an estoppel certificate in such reasonable form as the requesting party may request stating whether there have been any defaults under this Agreement known to the party furnishing the estoppel certificate and such other information relating to the Gaming Enterprise as may be reasonably requested.

         7.17 PERIODS OF TIME. Whenever any determination is to be made or action is to be taken on a date specified in this Agreement, if such date shall fall on a Saturday, Sunday, legal holiday under the laws of the State of New York, or legal holiday of the Tribe (a list of which is set forth on Exhibit E attached hereto), then in such event said date shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

         7.18 PREPARATION OF AGREEMENT. This Agreement shall not be construed more strongly against either party regardless of who is responsible for its preparation.

         7.19 EXHIBITS. All exhibits attached hereto are incorporated herein by reference and made a part hereof as if fully rewritten or reproduced herein.

         7.20 NON-ASSIGNABILITY. This Agreement shall not be assigned by either party, nor shall subcontracts be entered into between Manager and a third party wherein the third party will have any responsibility for gaming or access to the proceeds of the gaming operation, without the prior written consent of the other party, which consent shall not be unreasonably withheld. No assignment of a controlling interest in Manager shall be made without the prior written consent of the Authority. No assignment involving responsibility for Gaming shall be valid until approved by the Chairman of the NIGC. If an assignment is so approved, this Agreement shall inure to the benefit of and be binding on the assignee.

         Notwithstanding anything to the contrary contained in this Agreement, Manager may assign its rights or interests in this Agreement without the consent of the Authority, provided that all of the following conditions are satisfied:

         (a) Manager is not in "material breach" of any of its obligations under this Agreement as such term is defined Section 9.1 hereof.

         (b) The proposed assignee ("Proposed Assignee") shall be a reputable entity or person of good character with sufficient financial net worth reasonably satisfactory to the Authority in light of the obligations assumed hereunder as evidenced by financial statements and other information reasonably requested by the Authority.

         (c) Proposed Assignee shall have sufficient experience and business expertise in managing a first class gaming facility or other similar facility in the reasonable judgment of the Authority, and the Authority shall be provided with evidence thereof as reasonably requested by the Authority.

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         (d)   Proposed Assignee shall execute and deliver to the Authority an assumption agreement in form and substance reasonably acceptable to the Authority, evidencing the Proposed Assignee's agreement to abide and be bound by the terms of this Agreement.

         (e) The NIGC has approved the proposed assignment of this Agreement to the Proposed Assignee.

         7.21 CONFIDENTIAL INFORMATION. Each party agrees that any information received concerning the other party during the performance of this Agreement, regarding a parties' organization, financial matters, marketing plans, or other information of a proprietary nature, will be treated in a confidential manner and will not be disclosed to any other persons, firms or organizations, provided that the foregoing shall not apply to information that is (a) publicly available, (b) obtained by a party from third parties without restrictions on disclosure, or (c) required to be disclosed by order of a court of competent jurisdiction or other applicable governmental entity. In an action under Article XVI of this Agreement for actual or threatened breach of the provisions of this Section, the party bringing the action will be deemed to have no adequate remedy at LAW and will be entitled to immediate and injunctive and other equitable relief, without bond and without the necessity of showing actual money damages. This provision shall survive the expiration or earlier termination of this Agreement.

         7.22 PATRON DISPUTE RESOLUTION. Manager shall attempt to resolve all Patron disputes pursuant to the Policies and Procedures set forth in Exhibit D.

         7.23 MODIFICATION. Any change to or modification of this Agreement must be in writing signed by the Manager and the Authority and shall be effective only upon approval by the Chairman of the NIGC, the date of signature of the parties notwithstanding.

8. WARRANTIES.

         8.1 PRESERVATION OF AGREEMENT. The Manager, the Tribe, and the Authority each warrant and represent that they shall not act in any way whatsoever, directly or indirectly, to cause this Agreement to be amended, modified, canceled, or terminated, except pursuant to Section 7.23 and Article
9. The Manager, the Tribe, and the Authority warrant and represent that they shall take all actions necessary to ensure that this Agreement shall remain in full force and effect at all times.

         8.2 NON-INTERFERENCE IN TRIBAL AFFAIRS. The Manager agrees not to unduly interfere in or attempt to influence the internal affairs or government decisions of the Tribe or the Authority by offering cash incentives, by making written or oral threats to the personal or financial status of any person, or by any other action, except for actions in the normal course of business of the Manager that only affect the activities of the Gaming Enterprise. For the purposes of this Section 8.2, if any such undue interference in Tribal affairs is alleged by the Tribe or the Authority, the provisions of Section 9.3 shall apply.

         8.3 PROHIBITION OF PAYMENTS TO MEMBERS OF TRIBAL GOVERNMENT OR AUTHORITY. Manager represents and warrants that no payments or gifts of services or other things of value have been or will be made to any member, official, Relative of a member or official, or employee of the Tribal government or of the Management Board or the regulatory arm of the Authority for the purpose of obtaining any special privilege, gain, advantage or consideration. The foregoing shall not prohibit seasonal gifts, birthday gifts, and gifts for other special occasions, provided that each such gift is for nominal value not to exceed $100 (ONE HUNDRED) dollars, and the aggregate value of such gifts in any one calendar year shall not exceed $500 (FIVE HUNDRED) dollars. The Authority shall provide to the Manager from time to time a list of all members, officials, Relatives of each member and official, and employees of the Tribal government, the Management Board and any regulatory arm of the Authority, and the Manager shall be entitled to rely upon such list for purposes of this Section.

         8.4 PROHIBITION OF HIRING MEMBERS OF TRIBAL GOVERNMENT OR AUTHORITY. No member, official, or employee of the Tribal Government or of the Management Board or regulatory arm of the Authority may be employed at the Gaming Enterprise without a written waiver of this Section 8.4 by the Authority, as appropriate, and, where required by applicable law, the Area Director, Eastern Area Office, B.I.A. or the NIGC or other appropriate federal official. The Authority shall provide to the Manager from time to time a list of all members, officials, Relatives of each member and official, and employees of the Tribal government, the Management Board and any regulatory arm of the Authority, and the Manager shall be entitled to rely upon such list for purposes of this Section.

         8.5 PROHIBITION OF FINANCIAL INTEREST IN GAMING ENTERPRISE. No member or Relative of a member of the Tribal government, or of the Management Board or the regulatory arm of the Authority shall have a direct or indirect financial interest in the Gaming Enterprise greater than the interest of any other member of the Tribe; provided, however, nothing in this subsection shall restrict the ability of a Tribal member to purchase or hold stock in the Manager, its partners, parents, subsidiaries or affiliates where (i) such stock is publicly held, and (ii) the Tribal member acquires less than (10%) ten percent of the outstanding stock in the corporation, provided that if a Tribal member shall acquire more than (10%) ten percent such person shall comply with all applicable law, including, without limitation, the Compact.

         8.6 Tribal Taxes. The Authority and the Tribe warrant and agree that neither they nor any agent, agency, affiliate or representative of the Authority or the Tribe will impose any taxes, fees, assessments, or other charges of any nature whatsoever on payments of any kind to Manager or to any lender furnishing financing for the Gaming Facility or for the Gaming Enterprise, or on the Gaming Enterprise, the Gaming Facility, the revenues therefrom or on the Management Fee as described in Section 6.4 of this Agreement; provided, however, the Authority or the Tribe, as appropriate, may assess against the Gaming Enterprise license fees reflecting reasonable regulatory costs incurred by the Authority or the Tribe. The Authority and the Tribe further warrant and agree that neither they nor any agent, agency, affiliate or representative will impose any taxes, fees, assessments or other charges of any nature whatsoever on the salaries or benefits, or dividends or distributions paid to, any of the Manager's partners, members, stockholders, officers, directors, or employees or affiliates, or any of the employees of the Gaming Enterprise. If any such tax, fee, assessment or other charge is in fact levied, imposed, or collected, the Authority or the Tribe warrants and agrees that it shall reimburse Manager or the affected partners, members, stockholders, officers, directors, employees or affiliates for the full value, and dollar for dollar of such tax, fee, assessment or other charge. Except as otherwise provided herein, if

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

any taxes, fees or assessments are levied by the Authority or the Tribe, such taxes and assessments shall constitute Operating Expenses of the Gaming Enterprises.

9. GROUNDS FOR TERMINATION.

         9.1 VOLUNTARY TERMINATION AND TERMINATION FOR CAUSE. This Agreement may be terminated pursuant to the provisions of Sections 4.4.4, 9.2, 9.3, 9.4, 9.5, and 12.5.

         9.2 VOLUNTARV TERMINATION. This Agreement may be terminated upon the mutual written consent and approval of the parties.

9.3 TERMINATION FOR CAUSE.

         9.3.1 BY EITHER PARTY. Either party may terminate this Agreement if the other party commits or allows to be committed any material default of this Agreement. Neither party may terminate this Agreement on grounds of material default unless it has provided written notice to the other party of such default, and the defaulting party thereafter fails to cure or take steps to substantially cure the default within sixty (60) days following receipt of such notice. If during the period specified in such notice the defaulting party is actively proceeding in good faith to cure such default, the cure period shall be extended for a reasonable period. During the period specified in such notice, either party may submit the matter to arbitration under the dispute resolution procedures of this Agreement. The period to cure such default shall be tolled during the pendency of such arbitration proceeding. The discontinuance or correction of a default shall constitute a cure thereof.

         9.3.2 BY THE AUTHORITY. The Authority may also terminate this Agreement where (a) the Manager, or a manager, member, director, or officer of the Manager, has been convicted or indicted for any federal or state felony involving moral turpitude or any federal or state gaming offense, provided, however, that the Authority may not terminate this Agreement based on the conviction of a member, director, or officer where the Manager terminates such individual (or such individual withdraws or resigns, as applicable) within ten days after receiving notice of the conviction or indictment from the Authority;
(b) the removal of the Manager is required by the NIGC or its Chairman, provided, however, that the Authority shall not so terminate this Agreement and the Manager may contest such requirement of the NIGC or its Chairman so long as such contest is in good faith and shall not prevent the Authority from conducting Gaming at the Gaming Facility; or (c) the Manager, through a manager, member, director, or officer of the Manager, has knowingly and willfully provided materially important false or misleading statements or information to the Authority, provided, however, that the Authority may not terminate this Agreement based on such statements or information provided by a manager, member, director, or officer of Manager or a member of Manager, where the Manager terminates such individual (or such individual withdraws or resigns, as applicable) within 30 days after the later of (i) the Manager receives written notice from the Authority of such statements or information or (ii) if Manager contests in good faith such statements or information by filing for a proceeding in arbitration in accordance with Section 16.1.1 within such 30 days and terminates such individual (or such individual withdraws or resigns as applicable) within 30 days after the decision of such arbitrator in favor of the Authority. For purposes of this Section 9.3.2 'materially important false or misleading statements' means a false or misleading statement that is of such importance and materiality to the operation of the Gaming Enterprise so as to





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

merit termination in the view of a reasonably prudent commercial business person.

         9.3.3 RIGHTS UPON TERMINATION. In the event of any termination for cause, regardless of fault, the parties shall retain all money previously paid to them pursuant to Section 6 of this Agreement; and the Authority shall retain title to all Gaming Enterprise and Gaming Facility fixtures, improvements, supplies, equipment, funds and accounts, and subject to the rights of the Manager subject to offset, to any accrued and unpaid Net Revenues due under
Section 6 of this Agreement. Subject to any adjudicated offsets, the Manager shall continue to have the right to repayment of unpaid principal and interest and other amounts due under any other agreements.

         9.3.4 NO ELECTION OF REMEDIES. Subject to Section 16, an election to pursue damages or to pursue specific performance of this Agreement or other equitable remedies while this Agreement remains in effect pursuant to the provisions of Section 9.6 or 9.7 shall not preclude the injured party from providing notice of termination pursuant to this Section 9.3. Neither shall termination preclude a suit for damages.

         9.4 INVOLUNTARY TERMINATION DUE TO CHANGES IN LOCAL REQUIREMENTS. It is the understanding and intention of the parties that the establishment and operation of the Gaming Enterprise conforms to and complies with all Legal Requirements. If during the term of this Agreement, the Gaming Enterprise, any material aspect of Gaming or any material aspect of the Compact is rendered unlawful by an Act of Congress, or is determined to be unlawful under federal law by the final judgment of a federal or state court of competent jurisdiction, the obligations of the parties hereto shall cease, and this Agreement shall be of no further force and effect; provided that (i) the Manager shall have the rights in Section 4.4 of this Agreement; (ii) the Manager and the Authority shall retain all money previously paid to them pursuant to Section 6 of this Agreement; (iii) funds of the Gaming Enterprise in any account shall be paid and distributed as provided in Section 6 of this Agreement; (iv) any money lent by or guaranteed by the Manager or its affiliates to the Authority shall be repaid to the Manager to the extent provided in Section 16.2.1; and (v) the Authority shall retain its interest in the lease and title to all Gaming Enterprise furnishing, fixtures, supplies and equipment, subject to the rights of the Manager under the Financing Agreements and subject to any requirements of financing arrangements.

         9.5 MANAGER'S RIGHT TO TERMINATE AGREEMENT. Manager may terminate this Agreement by written notice effective upon receipt by the Authority if:

               (i) Any Tribal, State or Federal authority whose approval is required fails to approve this Agreement or otherwise objects to the performance by Manager of any obligation imposed on it under this Agreement.

               (ii) Manager has been notified by any regulatory agency that the performance by it of any material obligation imposed by this Agreement will jeopardize the retention of any license, or approvals granted thereunder, held by Manager or any of its affiliates in any other jurisdiction, and the Authority refuses to allow the Manager to immediately rectify any such complaint.

               (iii) Manager, after seven days prior notice to the Authority, has reason to believe that the performance by it or the Authority of any material obligation imposed under this Agreement may reasonably be expected to result in



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         the breach of any applicable Tribal, State or Federal law.

         9.6 Consequences of Termination for Manager's Breach. In the event of the termination of this Agreement by the Authority for cause under Section 9.3, the Manager shall not, prospectively from the date of termination, except as provided in Section 9.3, have the right to its Management Fee from the Gaming Enterprise, but such termination shall not affect the Manager's rights relating to reimbursement under this Agreement or any other agreements entered pursuant hereto. Manager shall indemnify and hold the Tribe and the Authority harmless against all liabilities of any nature whatsoever relating to the Gaming Enterprise, but only insofar as these liabilities result from acts within the control of the Manager or its agents. Any Net Revenues accruing through the date of termination shall be distributed in accordance with Section 6 of this Agreement. Nothing in this section shall preclude any claim by the Authority against Manager for damages or equitable remedies caused by a breach of this Agreement. Further, nothing in this section shall preclude any claim by the Manager against the Authority for damages or equitable remedies caused by a wrongful termination of this Agreement.

         9.7 CONSEQUENCES OF TERMINATION FOR AUTHORITY'S BREACH. In the event of termination of this Agreement by the Manager for cause under Section 9.3, the Manager shall not be required to perform any further services under this Agreement and the Authority shall indemnify and hold the Manager harmless against all liabilities of any nature whatsoever relating to the Gaming Enterprise, but only insofar as these liabilities result from acts within the control of the Authority or its agents. Any Net Revenues accruing through the date of termination shall be distributed in accordance with Section 6 of this Agreement. Nothing in this section shall preclude any claim by Manager against the Authority for damages or equitable remedies cause by a breach of this Agreement. Further, nothing in this section shall preclude any claim by the Authority against the Manager for damages or equitable remedies caused by wrongful termination of this Agreement.

         10. CONCLUSION OF THE MANAGEMENT TERM. Upon the conclusion of the term of the Management Agreement, or the termination of this Agreement under other of its provisions, in addition to other rights under this Agreement, the Manager shall have the following rights:

         10.1 TRANSITION. If termination occurs at any time other than upon the conclusion of the Term, Manager shall be entitled to a reasonable period of not more than thirty (30) days (such time as may be necessary to bring the accounting period to the close of a calendar month) to transition management of the Gaming Enterprise to the Authority or its designee. Manager and the Authority shall cooperate to effect an orderly transition.

         10.2 UNDISTRIBUTED NET REVENUES. If the Gaming Enterprise has accrued Net Revenues which have not been distributed under Section 6 of this Agreement, such Net Revenues shall be distributed according to Section 6.4 of this Agreement.

         11. CONSENTS AND APPROVALS.



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         11.1 AUTHORITY. Where approval or consent or other action of the
Authority, or any agent or political subdivision of the Authority is required, such approval shall mean the written approval of the Management Board of the Authority evidenced by a duly enacted resolution thereof, or such other person or entity designated by resolution of such board. Any such approval, consent or action shall not be unreasonably withheld, delayed, or conditioned.

         11.2 MANAGER. Where approval or consent or other action of the Manager is required, such approval shall mean the written approval of the Manager's Representatives. Except as otherwise expressly provided herein, any such approval, consent or other action shall not be unreasonably withheld, delayed, or conditioned.

12. DISCLOSURES.

         12.1 PARTNERS AND AFFILIATES. The Manager warrants that on the date of this Agreement a complete list of its members and officers is attached as Exhibit B.

         12.2 CRIMINAL AND CREDIT INVESTIGATION. The Manager agrees that all of its members and officers involved in the Gaming Enterprise shall:

               (i) consent to background investigations to be conducted by the Authority, the State of New York, the Federal Bureau of Investigation (the "FBI") or any other law enforcement authority or regulatory authority having jurisdiction, if requested by the Authority and to the extent required by the IGRA and the Compact,

               (ii) be subject to licensing requirements in accordance with the law of the Authority,

               (iii) consent to a background, criminal and credit investigation to be conducted by the NIGC or B.I.A.,

               (iv ) consent to a financial and credit investigation to be conducted by a credit reporting or investigation agency at the request of the Authority,

               (v) cooperate fully with such investigations,

               (vi) disclose any information requested by the Authority which would facilitate in the background and financial investigation, and

               (vii) pay the cost and expenses of investigation required by 25 CFR Part 537 for licensing of any person.

               Any materially false or deceptive disclosures or failure to cooperate fully with such investigations by an employee of the, Manager or an employee of the Authority shall result in the immediate dismissal of such employee. The results of any such investigation may be disclosed by the Authority to federal officials as required by law.

               The Authority may assess reasonable costs and expenses of investigation for licensing of any person required by the Tribal Gaming Ordinance.



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         12.3 DISCLOSURE AMENDMENTS. The Manager shall, no later than 30 days prior to any proposed change in financial interest in the Manager, provide the Authority with all information required by 25 CFR 537.1, provided however, that if Manager exercises due diligence pursuant to this Section 12.4, any reasonable or unavoidable delay in the delivery of such information shall not be or be deemed to be a material breach of this Agreement. The Authority shall submit the information required by 25 CFR SS 533 and 537 to the NIGC.

         12.4 BREACH OF MANAGER WARRANTIES AND AGREEMENTS. If a matter is discovered which was not disclosed by any background check conducted by the FBI as part of the B.I.A. or other federal approval of this Agreement, and which would cause the subject not to be licensable, or which would cause the denial or revocation of any gaming license needed to operate the Gaming Facility, then the Manager shall have 30 days after notice from the Authority to terminate the interest of the offending person or entity and, if such termination takes place, this Agreement shall remain in full force and effect. The Manager shall have 30 days after notice from the Authority to cure a failure to update changes in financial position or additional gaming related activities prior to termination.

13. RECORDATION. At the option of the Manager or the Authority, any security agreement related to the Financing. Agreements may be recorded in alny public records. Where such recordation is desired in the public records of the B.I.A., the Authority will accomplish such recordation upon the request of the Manager. No such recordation shall waive the Authority's sovereign immunity.

14. AUTHORITV TO EXECUTE. Each party warrants to the other that it has full authority to execute this Agreement and perform its obligations hereunder.

15. NO PRESENT LIEN. LEASE OR JOINT VENTURE. The parties agree and expressly warrant that neither the Management Agreement nor any exhibit thereto is a mortgage or lease and, consequently, does not convey any present interest whatsoever in the Gaming Facility or the Property, nor any proprietary interest in the Gaming Enterprise itself. The parties further agree and acknowledge that it is not their intent, and that this Agreement shall not be construed, to create a joint venture between the Authority and the Manager.

16. DISPUTE RESOLUTION.

         16.1 CONSENT TO SUIT. Subject to Section 20 the Tribe and the Authority expressly waive sovereign immunity for the purpose of permitting or compelling arbitration as provided in this Section, and to be sued in any court of competent jurisdiction by the Manager for the purpose of compelling arbitration or enforcing any arbitration award or judgment arising out of this Agreement, the Financing Agreements, any Collateral Agreements or other obligations between the parties, or of the Tribal Gaming Ordinance, or any rules, actions, or decisions of the Authority pursuant thereto, or the issuance, non-issuance, condition, suspension, denial or revocation of any license. Without in any way limiting the generality of the foregoing, the Tribe and the Authority expressly authorize any governmental authorities who have the right and duty under applicable law to take any action authorized or ordered by any court, to take such action, including without limitation, entering the Property and repossessing any furniture and






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equipment subject to a security interest or otherwise giving effect to any such judgment entered. In no instance shall any enforcement of any kind whatsoever be allowed against any assets of the Tribe or the Authority other than the limited assets of the Authority specified in Section 16.2.1.

         16.1.1 ARBITRATION. All disputes, controversies or claims arising out of or relating to this Management Agreement, or the termination or purported termination thereof, or of the Tribal Gaming Ordinance, or the Gaming Authority Charter or any rules, actions, or decisions of the Gaming Authority pursuant thereto, or the issuance, nonissuance, condition, suspension, denial or revocation of any license required thereunder, shall be settled by binding arbitration in accordance with the Expedited Procedure provisions (Rules 53 through 57 in the current edition) of the commercial arbitration rules of the American Arbitration Association. Arbitration shall occur before a single arbitrator, or any greater number of arbitrators ("Arbitrator(s)") if agreed to by the parties to the arbitration ("Parties"). The Arbitrator(s) shall possess relevant expertise and shall be selected by agreement of the Parties. If the Parties are unable to agree on the selection of the Arbitrator(s), the Arbitrator(s) shall be selected by the American Arbitration Association. The Arbitrator(s) shall render a decision promptly after the submission of the dispute and shall apply the standards of a reasonable, prudent business person. The arbitrator(s) shall have no authority to award punitive damages. Unless the Parties mutually agree otherwise, binding arbitration shall be sole remedy as to all disputes arising out of this Agreement, except for disputes requiring injunctive or declaratory relief, which shall be pursued as provided in Sections
16.1 and 16.2.

         16.1.2 CHOICE OF LAW. In determining any matter the Arbitrator(s) shall apply the terms of this Agreement, without adding to, modifying or changing the terms in any respect, and shall apply New York law and applicable federal and tribal law. New York law shall govern the interpretation and construction of this Agreement.

         16.1.3 PLACE OF HEARING. All arbitration hearings shall be held at a place designated by the Arbitrator(s) in New York County, New York.

         16.1.4 CONFIDENTIALITY. The Parties and the Arbitrator(s) shall maintain strict confidentiality with respect to the arbitration, subject to the requirements of applicable law, including the federal securities laws and
Section 7.21 of this Agreement.

         16.2 LIMITATION OF ACTIONS. The waiver of immunity from suit in this
Article XVI is specifically limited to the following actions and judicial remedies:

         16.2.1 DAMAGES. The enforcement of an award of money damages by arbitration; provided that the Arbitrator(s) and/or the court shall have no authority or jurisdiction to order execution against any assets or revenues of the Tribe and may execute only as to the Authority against (i) undistributed or future Net Revenues of the Gaming Enterprise; or (ii) if it has been specifically found by an arbitrator that, by exercise of regulatory authority
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Tribal Gaming Ordinance or otherwise, or any rules, actions, or decisions of the
Gaming Authority pursuant thereto, or the issuance, non-issuance, condition, suspension, denial or revocation of any license, the Authority has prejudiced the Manager's rights under this Agreement or accompanying agreements, or has in any material way caused the lack of business success of the Gaming Enterprise, the future Net Revenues of any other gaming operations conducted by the Authority, or any other entity of the Authority, on this Property. In no instance shall any enforcement of any kind whatsoever be allowed against any assets of the Tribe or the Authority other than the limited assets of the Authority specified in this Section 16.2.1.

         16.2.2 CONSENTS AND APPROVALS. The enforcement of a determination by the Arbitrator(s) that the Authority's consent or approval has been unreasonably withheld contrary to the terms of this Agreement.

         16.2.3 INJUNCTIVE RELIEF AND SPECIFIC PERFORMANCE. The enforcement of a determination by an arbitrator that prohibits the Tribe or the Authority from taking any action that would prevent the Manager from operating the Gaming Enterprise pursuant to the terms of this Agreement, or that requires the Tribe or the Authority to specifically perform any obligation under this Agreement (other than an obligation to pay money which is provided for in Section 16.2.1).

         16.2.4 ACTION TO COMPEL ARBITRATION. An action to compel arbitration pursuant to this Section 16.

         16.2.5 ACTION TO PRESERVE THE STATUS QUO DURING DISIPUTES. An action to preserve the status quo during disputes pursuant to Section 20.

         16.3 LIMITATION OF LIABILITY. Neither the Tribe nor any officer, officeholder, employee, agent, representative or member of the Tribe or the Authority, as such, shall have any personal liability for obligations of the Authority under this Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Further, no member, nor any officer, office holder, employee, agent, representative, or member of any member of Manager shall have any personal liability for the obligations of the Manager under this Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation.

17. TIME IS OF THE ESSENCE. Time is of the essence in the performance of this Agreement.

18. AUTHORITY'S ASSETS. Except as otherwise expressly provided in this Agreement, nothing in this Agreement shall obligate or authorize the payment or encumbrance of any funds or assets of the Tribe, or the Authority. The only assets subject to payment or encumbrance shall be the revenues and assets of the Gaming Enterprise (excluding the Gaming Facility and the Property on which it is located) held by the Gaming Authority.

19. NOTICE PROVISION. The Authority will give the Manager notice of any alleged violation of the Tribal Gaming ordinance and thirty (30) days opportunity to cure before the Authority may take any action based on such alleged violation. If





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during such period the Manager is actively proceeding to cure the violation, the period shall be extended for a reasonable time. At least (14) fourteen days before any final action upon any proposed amendments to the Tribal Gaming Ordinance, the Authority will give Manager written notice of the complete text of any such amendments.

20. PERFORMANCE DURING DISPUTES. It is mutually agreed that during any kind of controversy, claim, disagreement or dispute, including a dispute as to the validity of this Agreement, the issuance, non-issuance, condition, suspension, denial or revocation of any license, or the Manager's ability to perform its duties and collect its Management Fee, Manager shall remain in possession of the Gaming Facility as Manager; and the Authority and Manager shall continue their performance of the provisions of this Agreement and its exhibits. Manager shall be entitled to injunctive relief from a civil court or other competent authority to maintain possession in the event of a threatened eviction during any dispute, controversy, claim or disagreement arising out of this Agreement.

21. MARKS. Prior to the Commencement Date and from time to time during the Term hereof, Manager agrees to erect and install, in accordance with applicable local codes and regulations, all signs Manager deems necessary in, on or about the Gaming Facility, including, but not limited to, signs bearing the Manager's and the Authority's Marks. The use of any such Marks shall require the prior approval of the Authority. The costs of purchasing, leasing, transporting, constructing, maintaining, and installing the required signs and systems shall be part of the start-up costs and Operating Expenses, as the case may be.

         21.1 AUTHORITY'S MARKS. The Manager agrees to recognize the exclusive right of ownership of Authority to all Authority's service marks, trademarks, copyrights, trade names, patents or other similar rights or registrations, now or hereafter held or applied for in connection therewith; these marks shall include all marks which are unique to and developed for the Gaming Facility (collectively, the "Authority's Marks"). The Manager hereby disclaims any right or interest therein, regardless of any legal protection afforded thereto. The Manager acknowledges that all of Authority's Marks might not be used in connection with the Gaming Enterprise, and the Authority shall have sole discretion to determine which Authority's Marks shall be so used. The Manager shall not use the Authority's name, or any variation thereof, directly or indirectly, in connection with (a) a private placement or public sale of securities or other comparable means of financing or (b) press releases and other public communications, without the prior written approval of the Authority.

         The Authority and Manager hereby agree that in the event the Authority and/or Manager is (are) the subject of any litigation or action brought by any party seeking to restrain the use, for or with respect to the Gaming Enterprise, by the Authority and/or Manager of any Authority's Mark used by Manager for or in connection with the Gaming Enterprise, any such litigation or action shall be defended entirely at the expense of Authority, notwithstanding that Authority may not be named as a party thereto. In the event the Manager desires to bring suit against any user of any Authority's Mark, seeking to restrain such user from using any Authority's Mark, then such suit shall be brought only with the
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that





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such user may be a prior or subsequent user. In all cases the conduct of any suit whether brought by the Authority and/or Manager or instituted against the Authority and/or Manager shall be under the absolute control of the Authority notwithstanding that Authority may not be a party to such suit. The Manager, at its sole cost, shall have the right to engage its own legal counsel and the Manager's own counsel shall have the right to non-controlling participation in any such litigation. The Manager shall have the right at any time during the course of such litigation to withdraw from participation therein.

         21.2 MANAGER'S MARKS The Authority agrees to recognize the exclusive right of ownership of Manager to all. Manager's service marks, trademarks, copyrights, trade names, patents or other similar rights or registrations now or hereafter held or applied for in connection therewith (collectively, the "Manager's Marks"), provided that Manager shall claim no ownership of any marks including the names "Mohawk" or "St. Regis." The Authority hereby disclaims any right or interest in Manager's Marks, regardless of any legal protection afforded thereto. The Authority acknowledges that all of Manager's Marks might not be used in connection with the Gaming Enterprise, and Manager shall have sole discretion to determine which Manager's Marks shall be so used. The Authority covenants that in the event of termination, cancellation or expiration of this Agreement, whether as a result of a default by Manager or otherwise, the Authority shall not hold itself out as, or continue operation of the Gaming Enterprise as Manager's casino nor will it utilize any of Manager's Marks or any variant thereof in the operation of its Gaming Facility. The Authority agrees that Manager or its representative may, at any reasonable time thereafter, enter the Gaming Facility for the sole purpose of removing all signs, furnishings, printed material, emblems, slogans or other distinguishing characteristics which are now or hereafter may be connected or identified with Manager's or which carry any Manager's Mark. Such removal shall be accomplished in a manner which leaves the premises in a condition suitable for appropriate commercial use. The Authority shall not use the Manager's name, or any variation thereof, directly or indirectly, in connection with (a) a private placement or public sale of securities or other comparable means of financing or (b) press releases and other public communications, without the prior written approval of Manager.

         The Authority and Manager hereby agree that in the event the Authority and/or Manager is (are) the subject of any litigation or action brought by a party seeking to restrain the use, for or with respect to the Gaming Enterprise, by the Authority and/or Manager of any Manager's Mark used by Manager for or in connection with the Gaming Enterprise, any such litigation or action shall be defended entirely at the expense of Manager, notwithstanding that Manager may not be named as a party thereto. In the event the Authority desires to bring suit against any user of any Manager's Mark, seeking to restrain such user from using any Manager's Mark, then such suit shall be brought only with the consent of Manager and at the expense of the Authority notwithstanding that such user may be a prior or subsequent user. In all cases the conduct of any suit whether brought by the Authority and/or Manager or instituted against the Authority and/or Manager shall be under the absolute control of the Manager notwithstanding that Manager may not be a party to such suit. The Authority, at its sole cost, shall have the right to engage its own legal counsel and the Authority's own counsel shall have the right to non-controlling participation in any such








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litigation. The Authority shall have the right at any time during the course of such litigation to withdraw from participation therein.

22. EXECUTION IN COUNTERPART ORIGINALS. This Agreement is being executed in four counterparts, two to be retained by each party. Each of the four originals is equally valid. This Agreement shall be deemed "executed" and shall be binding upon both parties when properly executed and approved by the Chairman of the NIGC.

23. GAMING ENTERPRISE NAME. The Gaming Enterprise shall be operated under such name as the parties may agree.

24. INTENT TO NEGOTIATE NEW AGREEMENT. On or before thirty (30) days after the end of the sixth (6th) year of this Agreement, the Authority shall give Manager notice of its intent regarding its willingness to enter into negotiations for a new Management Agreement to be effective upon the conclusion of this Agreement.

25. ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits referred to herein, any collateral documents, and any documents executed by the parties simultaneously herewith, constitutes the entire understanding and agreement of the parties hereto and supersedes all other prior agreements and understandings, written or oral, between the parties.

26. GOVERNMENT SAVINGS CLAUSE. Each of the parties agrees to execute, deliver and, if necessary, record any and all additional instruments, certifications, amendments, modifications and other documents as may be required by the United States Department of the Interior, B.I.A., the NIGC, the office of the Field Solicitor, or any applicable statute, rule or regulation in order to effectuate, complete, perfect, continue or preserve the respective rights, obligations, liens and interests of the parties hereto to the fullest extent permitted by law; provided, that any such additional instrument, certification, amendment, modification or other document shall not materially change the respective rights, remedies or obligations of the Authority or the Manager under this Agreement or any other agreement or document related hereto, without the consent of the affected party.

27. REASONABLENESS. Whenever the consent or approval of any partyunder this Agreement is required, such consent or approval shallnot be unreasonably withheld, unless specifically provided otherwise. Further, whenever any provision of this Agreement requires the exercise of "reasonable" consent, judgment, efforts, best efforts, or "commercially prudent" efforts the standard for such reasonableness or commercial prudence shall be conduct consistent with the actions of a prudent commercial business person or prudent commercial owner of a gaming facility substantially similar to the Gaming Facility.

Remainder of this page is intentionally blank. Signatures appear on the following pages.




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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

ST.  REGIS MOHAWK                   MOHAWK MANAGEMENT, L.L.C.
GAMING AUTHORITY



By_________________________         By_______________________





ST, REGIS MOHAWK TRIBE (solely
with respect to its rights and obligations under Sections 3.5 and 4.2.2 and Articles 8 and 16 of this Agreement)




By__________________________




CERTIFICATION: This is to hereby certify that the above was duly executed by officers of the St. Regis Mohawk Gaming Authority and the St. Regis Mohawk Tribal Council pursuant to the authority vested therein.





_____________________________                     _______________________
 Carol T. Herne, Tribal Clerk                     Date




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